                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                               TRAVELNOW.COM INC.
                                       AT
                              $4.16 NET PER SHARE
                                       BY
                                 WONSUB, INC.,
                          A WHOLLY-OWNED SUBSIDIARY OF
                        HOTEL RESERVATIONS NETWORK, INC.
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 9, 2001, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF JANUARY 3, 2001, BY AND AMONG HOTEL RESERVATIONS NETWORK, INC. ("HRN"), WONSUB, INC., A WHOLLY-OWNED SUBSIDIARY OF HRN (THE "PURCHASER"), AND TRAVELNOW.COM INC. ("TRAVELNOW"). THE BOARD OF DIRECTORS OF TRAVELNOW HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN) ARE FAIR TO, AND IN THE BEST INTERESTS OF, TRAVELNOW AND ITS STOCKHOLDERS (OTHER THAN HRN, THE PURCHASER AND THEIR AFFILIATES AND STOCKHOLDERS OF TRAVELNOW WHO HAVE ENTERED INTO STOCKHOLDER AGREEMENTS WITH HRN TO TENDER THEIR SHARES), HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT THERETO.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED, AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN), THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "SHARES"), OF TRAVELNOW THAT (TOGETHER WITH ANY SHARES OWNED BY THE PURCHASER, HRN OR USA NETWORKS, INC., THE PARENT CORPORATION OF HRN ("USAI")) CONSTITUTES A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK, ON A FULLY DILUTED BASIS, OF TRAVELNOW ON THE DATE THAT SHARES ARE ACCEPTED FOR PAYMENT (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. THE OFFER IS NOT SUBJECT TO ANY FINANCING CONDITION.

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of his Shares should
(1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal or such facsimile with certificate(s) for the tendered Shares and any other required documents to the Depositary, (2) follow the procedures for book-entry tender of Shares set forth in Section 3 of this Offer to Purchase, or (3) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

    Stockholders who have questions about the Offer should call MacKenzie Partners, Inc., the Information Agent for the Offer, or CIBC World Markets Corp., the Dealer Manager for the Offer, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Stockholders can also obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery from MacKenzie Partners, Inc. or their broker, dealer, commercial bank, trust company or other nominee.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL BOTH CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

                      THE DEALER MANAGER FOR THE OFFER IS:

                                     [LOGO]

January 12, 2001

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                      --------
SUMMARY TERM SHEET..................................................................      1

INTRODUCTION........................................................................      6

THE OFFER...........................................................................      8

1.                      Terms of the Offer..........................................      8

2.                      Acceptance for Payment and Payment for Shares...............     10

3.                      Procedure for Tendering Shares..............................     10

4.                      Withdrawal Rights...........................................     13

5.                      Certain Federal Income Tax Consequences of the Offer and the
                          Merger....................................................     14

6.                      Price Range of Shares; Dividends............................     15

7.                      Effect of the Offer on Market for the Shares; Stock Market
                          Quotation and Exchange Act Registration...................     16

8.                      Certain Information Concerning TravelNow....................     17

9.                      Certain Information Concerning the Purchaser and HRN........     18

10.                     Source and Amount of Funds..................................     19

11.                     Background of the Offer and the Merger; Contacts with
                          TravelNow; the Merger Agreement and Stockholder
                          Agreements................................................     20

12.                     Purpose of the Offer and the Merger; Plans for TravelNow
                          After the Offer and the Merger; Stockholder Approval and
                          Appraisal Rights..........................................     41

13.                     Dividends and Distributions.................................     42

14.                     Conditions of the Offer.....................................     42

15.                     Certain Legal Matters and Regulatory Approvals..............     44

16.                     Fees and Expenses...........................................     45

17.                     Miscellaneous...............................................     46

Schedule I--Directors and Executive Officers of USAi, HRN and the Purchaser

Schedule II--Transactions in Shares

                               SUMMARY TERM SHEET

    Wonsub, Inc., a wholly-owned subsidiary of Hotel Reservations
Network, Inc., is offering to purchase all of the outstanding common stock of TravelNow.com Inc. for $4.16 per share in cash. The following are some of the questions that you, as a stockholder of TravelNow, may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

    Our name is Wonsub, Inc. We are a Delaware corporation formed for the purpose of making a tender offer for all of the outstanding common stock of TravelNow other than shares of common stock Hotel Reservations Network, Inc. already owns. We are a subsidiary of Hotel Reservations Network, a Delaware corporation, which, in turn, is a majority-owned subsidiary of USA
Networks, Inc., a Delaware corporation. We have carried on no activities other than in connection with this offer and the merger agreement by and among us, Hotel Reservations Network and TravelNow. See the "Introduction" to this Offer to Purchase and Section 9 "Certain Information Concerning the Purchaser and HRN."

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

    We are seeking to purchase all of the outstanding shares of common stock of TravelNow other than shares of common stock HRN already owns. See the "Introduction" to this Offer to Purchase and Section 1 "Terms of the Offer."

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO
  PAY ANY FEES OR COMMISSIONS?

    We are offering to pay $4.16 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase and Section 3 "Procedure for Tendering Shares."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    Yes. We have available cash resources that are larger than needed to complete the offer and the merger. This cash reserve will provide us with sufficient funds to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger, which is expected to follow the successful completion of the offer in accordance with the terms and conditions of the merger agreement. The offer is not conditioned on any financing arrangements. See Section 10 "Source and Amount of Funds."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

    We do not think our financial condition is relevant to your decision whether to tender in the offer because the form of payment consists solely of cash, which we have available, because the offer is not subject to any financing condition and because the offer is for all outstanding shares of TravelNow other than shares we own. Also, upon consummation of the offer, we will acquire in the merger all shares that are not tendered in the offer for the same price per share as in the offer. See Section 10 "Source and Amount of Funds."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    Unless the offer is extended, you will have until 12:00 midnight, New York City time, on Friday, February 9, 2001 to tender your shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1 "Terms of the Offer" and Section 3 "Procedure for Tendering Shares."

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

    Subject to the terms of the merger agreement, we can extend the offer. We have agreed in the merger agreement that we may extend the offer:

    - as required by any rule, regulation or interpretation of the Securities and Exchange Commission;

    - if any condition to the offer is not satisfied, for such periods initially up to five days at a time as we may reasonably deem necessary, except that in no event may the offer be extended more than 90 days from the date of the merger agreement;

    - in connection with any increase in the consideration paid to tendering stockholders;

    - up to fifteen business days in the event that TravelNow publicly announces the receipt of a competing acquisition proposal or TravelNow's board of directors makes a public announcement withdrawing or modifying its approval of the offer; or

    - through a subsequent offering period as described below.

    For more details on our ability to extend the offer see the description of the merger agreement contained in Section 11 "Background of the Offer and the Merger; Contacts with TravelNow; the Merger Agreement and Stockholder Agreements."

WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

    The merger agreement permits us to make available a subsequent offering period by extending the offer on one occasion for up to 20 business days if, on Friday, February 9, 2001, the shares of TravelNow common stock tendered and not withdrawn pursuant to the offer plus any shares we already own equal less than ninety percent (90%) of the outstanding shares on a fully diluted basis. In order to extend the offer in this way, we must waive any remaining conditions to the offer except for conditions requiring the absence of (i) the occurrence of any injunction, proceeding, action, suit or litigation by any governmental entity seeking to make illegal or prohibit the consummation of the offer or
(ii) any promulgation, enactment or enforcement of any law that makes illegal or prohibits the consummation of the offer.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    If we extend the offer, we will inform Mellon Investor Services LLC, the depositary for the offer, of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1 "Terms of the Offer."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    - We are not obligated to purchase any shares that are validly tendered unless the number of shares validly tendered and not withdrawn (together with shares we own) before the expiration of the offer represents (together with shares we already own) a majority of the outstanding shares of TravelNow on a fully diluted basis. We call this condition the "minimum condition."

    - We are not obligated to purchase shares that are validly tendered if, among other things, there is a material adverse change in TravelNow or its business.

    The offer is also subject to additional conditions. For a complete list of the conditions to the Offer, see Section 14 "Conditions of the Offer."

HOW DO I TENDER MY SHARES?

    To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to Mellon Investor Services LLC, the depositary for the offer, not later than the time that the offer expires. If your shares are held in street name (i.e., through a broker, dealer or other nominee), the shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the depositary by the expiration of the tender offer, you may still participate in the offer by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange or NASDAQ Stock Market trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 3 "Procedure for Tendering Shares."

UNTIL WHAT TIME CAN I WITHDRAW TENDERED SHARES?

    You may withdraw shares at any time until the offer has expired and, if we have not accepted your shares for payment by Tuesday, March 13, 2001, you may withdraw them at any time after that date until we accept shares for payment. See Section 1 "Terms of the Offer" and Section 4 "Withdrawal Rights."

HOW DO I WITHDRAW TENDERED SHARES?

    To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 4 "Withdrawal Rights."

WHEN AND HOW WILL I BE PAID FOR MY TENDERED SHARES?

    Subject to the terms and conditions of the offer, we will pay for all validly tendered and not withdrawn shares promptly after the expiration date of the offer, subject to the satisfaction or waiver of the conditions to the offer. We do, however, reserve the right, in our sole discretion, to delay payment for shares pending receipt of any regulatory or governmental approvals to the offer. We will pay for your validly tendered and not withdrawn shares by depositing the purchase price with Mellon Investor Services LLC, the depositary for the offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares will be made only after timely receipt by Mellon of certificates for such shares (or of a confirmation of a book-entry transfer of such shares), a properly completed and duly executed Letter of Transmittal (or Agent's Message if the transfer is made by book-entry transfer) and any other required documents for such shares.

WHAT DOES THE BOARD OF DIRECTORS OF TRAVELNOW THINK OF THIS OFFER?

    We are making the offer pursuant to the merger agreement among us, Hotel Reservations Network and TravelNow. The board of directors of TravelNow has unanimously approved the merger agreement and the transactions contemplated in the merger agreement, including the offer and the merger. The board of directors of TravelNow has determined that the offer and the merger are fair to, and in the best interests of, the stockholders of TravelNow (other than Hotel Reservations Network,

Wonsub and their affiliates and stockholders of TravelNow who have entered into stockholder agreements with Hotel Reservations Network to tender their shares) and unanimously recommends that the stockholders of TravelNow (other than Hotel Reservations Network, Wonsub and their affiliates and the stockholders who have entered into stockholder agreements with Hotel Reservations Network to tender their shares) accept the offer and tender all of their shares. See the "Introduction" to this Offer to Purchase.

HAVE ANY STOCKHOLDERS AGREED TO TENDER THEIR SHARES?

    Yes. Jeffrey A. Wasson, the chief executive officer of TravelNow, and certain other officers, directors and significant stockholders have agreed, subject to the terms and conditions described in Section 11 herein, to tender all of their shares of TravelNow stock, representing in the aggregate approximately 40.6% of the outstanding common stock of TravelNow. Mr. Wasson and the other officers, directors and significant stockholders have also agreed, subject to the terms and conditions described in Section 11 herein, to vote in favor of the merger and against any competing acquisition proposal. Because Hotel Reservations Network currently owns approximately 9.9% of the outstanding common stock of TravelNow, the minimum condition will be satisfied assuming the stockholders who have agreed to tender do tender and their shares are accepted. See the "Introduction" to this Offer to Purchase and Section 11 "Background of the Offer and the Merger; Contacts, with TravelNow; the Merger Agreement and Stockholder Agreements."

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL SHARES OF TRAVELNOW ARE NOT
  TENDERED IN THE OFFER?

    If we accept for payment and pay for at least a majority of the outstanding shares of TravelNow on a fully diluted basis, we will be merged with and into TravelNow, and TravelNow will become a wholly-owned subsidiary of Hotel Reservations Network. If that merger takes place, Hotel Reservations Network will own all of the shares of TravelNow and all other persons who were stockholders of TravelNow immediately prior to the merger (other than stockholders properly exercising appraisal rights) will receive $4.16 per share in cash (or any higher price per share that is paid in the offer). See the "Introduction" to this Offer to Purchase.

IF A MAJORITY OF THE OUTSTANDING SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT,
  WILL TRAVELNOW CONTINUE AS A PUBLIC COMPANY?

    No. Following the purchase of shares in the offer we expect to consummate the merger. If the merger takes place, TravelNow no longer will be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that:

    - TravelNow common stock may no longer be eligible to be quoted and traded on the Nasdaq SmallCap Market or any other securities market or exchange,

    - there may not be a public trading market for TravelNow common stock; and

    - TravelNow may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission rules relating to publicly held companies.

    See Section 7 "Effect of the Offer on Market for the Shares; Stock Market Quotation and Exchange Act Registration."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    If the merger described above takes place, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to any appraisal rights properly exercised under Delaware law. Therefore, if the merger takes place and you do not perfect your appraisal rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. If the merger does not take place, however, the number of stockholders and the number of shares of TravelNow that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, there may not be any public trading market) for the TravelNow common stock. Also, as described above, TravelNow may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See the "Introduction" to this Offer to Purchase and Section 7 "Effect of the Offer on Market for the Shares; Stock Market Quotation and Exchange Act Registration."

    There are no appraisal rights in connection with the offer. However, if the merger takes place, stockholders who have not sold their shares in the offer, have not voted for the merger, and have complied with other requirements of Delaware law, will have appraisal rights under Delaware law. See Section 12 "Purpose of the Offer and the Merger; Plans for TravelNow After the Offer and the Merger; Stockholder Approval and Appraisal Rights."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On January 3, 2001, the last trading day before we announced the signing of the merger agreement, the last sale price of TravelNow common stock reported on the Nasdaq SmallCap Market was $3.625 per share. On January 11, 2001, the closing price of TravelNow common stock reported on the Nasdaq SmallCap Market was $4.063. We encourage you to obtain a recent quotation for shares of TravelNow common stock in deciding whether to tender your shares. See Section 6 "Price Range of Shares; Dividends."

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES?

    The receipt of cash for shares pursuant to the offer or the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells shares in the offer or receives cash in exchange for shares in the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares sold in the offer or exchanged for cash in the merger. If the shares exchanged constitute capital assets in the hands of the stockholder, the gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates. See Section 5 "Certain Federal Income Tax Consequences of the Offer and the Merger."

WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

    You can call MacKenzie Partners, Inc., the information agent for the offer, at (800) 322-2885 (toll free) or CIBC World Markets Corp., the dealer manager for the offer, at (212) 856-4181 (call collect).

    To the Holders of Common Stock of TravelNow.com Inc.:

                                  INTRODUCTION

    Wonsub, Inc., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Hotel Reservations Network, Inc., a Delaware corporation ("HRN"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of TravelNow.com Inc., a Delaware corporation ("TravelNow"), at a price of $4.16 per Share, without interest thereon, net to the seller in cash (the "Offer Consideration"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended and supplemented from time to time, together constitute the "Offer").

    The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 3, 2001, by and among TravelNow, HRN and the Purchaser. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or, if permissible, waiver of the conditions set forth in the Merger Agreement, including the purchase of Shares pursuant to the Offer (sometimes referred to herein as the "consummation" of the Offer) and the adoption of the Merger Agreement by the stockholders of TravelNow (the "Stockholders") (if required by applicable law) in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL"), the Purchaser will be merged with and into TravelNow. Following consummation of the Merger, TravelNow will continue as the surviving corporation (the "Surviving Corporation") and will be a direct wholly-owned subsidiary of HRN. The purpose of the Offer and the Merger is to facilitate the acquisition of all of the Shares for cash and thereby enable HRN to own 100% of the Shares. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time held by the Stockholders will be canceled and, subject to appraisal rights under the DGCL, converted automatically into the right to receive $4.16 in cash, or, in the event any higher price is paid in the Offer, such higher price (the "Merger Consideration"), without interest. The Merger Agreement is more fully described in Section 11 "Background of the Offer and the Merger; Contacts with TravelNow; the Merger Agreement and Stockholder Agreements."

    Stockholders who hold their Shares at the time of the Merger and who fully comply with the statutory dissenters' procedures set forth in the DGCL will be entitled to dissent from the Merger and have the fair value of their Shares, as of the effective time of the Merger and exclusive of any element of value arising from the accomplishment or expectation of the Merger (which may be more than, equal to, or less than the Merger Consideration), judicially determined and paid to them in cash pursuant to the procedures prescribed by the DGCL.

    DISSENTERS' RIGHTS ARE AVAILABLE ONLY IN CONNECTION WITH THE MERGER AND NOT IN CONNECTION WITH THE OFFER. SEE SECTION 12 "PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR TRAVELNOW AFTER THE OFFER AND THE MERGER; STOCKHOLDER APPROVAL AND APPRAISAL RIGHTS."

    TRAVELNOW'S BOARD OF DIRECTORS ("TRAVELNOW'S BOARD") HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, TRAVELNOW AND ITS STOCKHOLDERS (OTHER THAN HRN, THE PURCHASER OR THEIR AFFILIATES AND THE SELLING STOCKHOLDERS (AS DEFINED BELOW)), HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS (OTHER THAN HRN, THE PURCHASER AND THE SELLING STOCKHOLDERS) ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT THERETO.

    TravelNow has advised HRN that Legg Mason Wood Walker, Incorporated, TravelNow's financial advisor ("Legg Mason"), has delivered to TravelNow its written opinion that, as of the date of such opinion and based upon and subject to the matters set forth therein, the consideration to be received by the Stockholders in the Offer and the Merger is fair, from a financial point of view, to the

Stockholders other than the stockholders entering into the Stockholder Agreements contemplated by the Merger Agreement and any other stockholder that owns 9% or more of TravelNow. A copy of the written opinion of Legg Mason is contained in TravelNow's Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9"), filed with the Securities and Exchange Commission (the "SEC") in connection with the Offer, a copy of which is being furnished to the Stockholders concurrently with this Offer to Purchase.

    Simultaneously with entering into the Merger Agreement, HRN and the Purchaser entered into Stockholder Agreements with each of Jeffrey A. Wasson, the chief executive officer of TravelNow, and certain other officers, directors and significant stockholders of TravelNow (together, the "Selling Stockholders"), dated as of January 3, 2001 (the "Stockholder Agreements"), pursuant to which the Selling Stockholders (i) agreed, subject to the terms and conditions described in Section 11 hereof, to tender all Shares owned by them (the "Stockholder Agreements Shares," which equal approximately 40.6% of the outstanding Shares) in the Offer, and (ii) agreed, subject to the terms and conditions described in Section 11 hereof, to vote the Stockholder Agreement Shares in favor of the Merger Agreement and the Merger and against any Acquisition Proposal (as defined herein). The Stockholder Agreements also require the Selling Stockholders, subject to the conditions described in
Section 11, to pay to Purchaser 90% of any amounts received by the Selling Stockholders in excess of the Merger Consideration in any Acquisition Proposal consummated upon termination of the Merger Agreement. HRN and Purchaser also required that, simultaneously with the execution of the Merger Agreement, four key executive officers of TravelNow enter into amendments to their employment agreements with TravelNow and that Jeffrey A. Wasson, the Chief Executive Officer of TravelNow enter into an Agreement with TravelNow regarding indebtedness owed by Mr. Wasson to TravelNow. See Section 11 "Background of the Offer and the Merger; Contacts with TravelNow; the Merger Agreement and Stockholder Agreements."

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED, AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN), THAT NUMBER OF SHARES THAT (TOGETHER WITH ANY SHARES OWNED BY HRN AND THE PURCHASER) CONSTITUTES A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE THAT THE SHARES ARE ACCEPTED FOR PAYMENT (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE, AS DESCRIBED IN SECTION 14 "CONDITIONS TO THE OFFER."

    The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including (if required by the DGCL) the adoption of the Merger Agreement by the affirmative vote or written consent of the holders of a majority of the outstanding Shares entitled to vote thereon. Under the DGCL the affirmative vote or written consent of the holders of a majority of the outstanding Shares is the only vote that would be necessary to adopt the Merger Agreement at any required meeting of Stockholders. If the Minimum Condition is satisfied and as a result of the purchase of Shares by the Purchaser pursuant to the Offer, Purchaser and its affiliates own a majority of the outstanding Shares, the Purchaser will be able to effect the Merger without the affirmative vote of any other Stockholder.

    If the Purchaser acquires pursuant to the Offer Shares which, together with Shares already owned by HRN or the Purchaser, represent at least 90% of the then issued and outstanding Shares, the Purchaser's board of directors will be able to adopt a plan of merger to effect the Merger without a vote of Stockholders, pursuant to Section 253 of the DGCL (a "Short-Form Merger"). If the Purchaser does not acquire pursuant to the Offer, Shares which, together with Shares already owned by HRN or the Purchaser, represent at least 90% of the then issued and outstanding Shares, a vote of the Stockholders will be required under the DGCL to effect the Merger, and a significantly longer period of time will be required to effect the Merger. HRN, the Purchaser and TravelNow have agreed to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable after the consummation of the Offer.

    The Purchaser may extend the Offer (a) as required by any rule, regulation or interpretation of the SEC, (b) if any condition to the Offer is not satisfied, for such periods initially up to five days at a time as it may reasonably deem necessary, except that in no event may the Offer be extended more than 90 days from the date of the Merger Agreement, (c) in connection with any increase in the Merger Consideration paid to tendering Stockholders, or
(d) up to fifteen business days in the event that TravelNow publicly announces the receipt of a competing acquisition proposal or TravelNow's Board makes a public announcement withdrawing or modifying its approval of the Offer. In addition, the Purchaser may, without the consent of TravelNow, make available a subsequent offering period by extending the Offer on one occasion for up to 20 business days if, on Friday, February 9, 2001, the Shares tendered and not withdrawn pursuant to the Offer plus any Shares already owned by HRN or the Purchaser equals less than ninety percent (90%) of the outstanding Shares on a fully diluted basis. In order to extend the Offer in this way, the Purchaser must waive any remaining conditions to the Offer except for conditions requiring the absence of (i) the occurrence of any injunction, proceeding, action, suit or litigation by any governmental entity seeking to make illegal or prohibit the consummation of the Offer or (ii) any promulgation, enactment or enforcement of any law that makes illegal or prohibits the consummation of the Offer.

    According to TravelNow, as of January 8, 2001, there were 10,961,261 Shares issued and outstanding, held by approximately 250 holders of record. As of the date hereof, HRN is the beneficial owner of 1,080,000 Shares. Based on the issued and outstanding Shares as of January 8, 2001 (which number is subject to increase upon the exercise of outstanding and exercisable options to purchase up to 560,602 Shares), the Minimum Condition would be satisfied if at least 4,400,631 Shares are tendered in the Offer and not withdrawn prior to the close of the Offer. Pursuant to the Stockholder Agreements, the Selling Stockholders have agreed, subject to certain conditions, to tender an aggregate of 4,453,884 Shares. Based on such number of issued and outstanding Shares, the Purchaser would be able to effect a Short-Form Merger if 8,785,135 Shares (or at least 4,331,251 Shares in addition to the Shares tendered by the Selling Stockholders) were validly tendered in the Offer and not withdrawn prior to the close of the Offer.

    Tendering Stockholders who tender Shares directly will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes, if any, with respect to the purchase of Shares by the Purchaser pursuant to the Offer. However, any tendering Stockholder or other payee who fails to complete and sign the Substitute
Form W-9 included in the Letter of Transmittal may be subject to required backup federal income tax withholding of 31% of the gross proceeds payable to such Stockholder or other payee pursuant to the Offer. The Purchaser will pay all charges and expenses of Mellon Investor Services LLC, as Depositary (the "Depositary"), MacKenzie Partners, Inc., as information agent (the "Information Agent"), and CIBC World Markets Corp., as the dealer manager (the "Dealer Manager"), in connection with the Offer. See Section 16 "Fees and Expenses."

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1.  TERMS OF THE OFFER.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment, and pay for, all Shares validly tendered on or prior to the Expiration Date (as defined below) and not withdrawn as permitted by Section 4 hereof. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, February 9, 2001, unless the Purchaser, in accordance with the terms of the Merger Agreement, extends the Offer, in which event the term "Expiration Date" will mean the latest time and date on which the Offer, as so extended, expires.

    The Offer is conditioned upon the satisfaction of the Minimum Condition and each of the other conditions described in Section 14 "Conditions to the Offer." If any of these conditions are not satisfied prior to the Expiration Date (as it may be extended), the Purchaser may decline to purchase any Shares tendered in the Offer and may terminate the Offer and return all tendered Shares to tendering Stockholders. The Purchaser reserves the right, subject to the provisions of the Merger Agreement, to waive any and all of such conditions, except the Minimum Condition, or, subject to the right of Stockholders to withdraw their Shares until the Expiration Date, to retain the Shares that have been tendered during the period or periods for which the Offer is extended.

    Pursuant to the Merger Agreement and Rule 14d-11 under the Exchange Act of 1934, as amended (the "Exchange Act"), the Purchaser, subject to certain conditions, may elect to make available a subsequent offering period by extending the Offer on one occasion for up to 20 business days (the "Subsequent Offering Period") if, on Friday, February 9, 2001, the Shares tendered and not withdrawn pursuant to the Offer plus any shares we already own equal less than ninety percent (90%) of the outstanding Shares on a fully diluted basis. In order to extend the Offer in this way, we must waive any remaining conditions to the Offer except for conditions requiring the absence of (i) the occurrence of any injunction, proceeding, action, suit or litigation by any governmental entity seeking to make illegal or prohibit the consummation of the offer or
(ii) any promulgation, enactment or enforcement of any law that makes illegal or prohibits the consummation of the Offer. Under the Exchange Act, no withdrawal rights may apply to Shares tendered during the Subsequent Offering Period, and no withdrawal rights may apply during the Subsequent Offering Period with respect to Shares previously tendered and accepted for payment in the Offer. If a Subsequent Offering Period is commenced, the Purchaser will promptly purchase and pay for any Shares tendered at the same per share price paid in the Offer.

    Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof. In the case of an extension, such announcement shall be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable federal securities laws (including
Rules 14d-4(d), 14d-6(b), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to Stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or similar announcement.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(b), 14d-6(c) and 14e-1 under the Exchange Act.

    Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, the Purchaser should increase the Offer Consideration, such increase will be applicable to all Stockholders whose Shares are accepted for payment pursuant to the Offer. If, at the time notice of any increase in the Offer Consideration is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

    TravelNow has provided the Purchaser with TravelNow's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on TravelNow's stockholder list. It will also be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a securities clearing agency's security position listing.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer (including any extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn on or prior to the Expiration Date. The Purchaser will pay for such Shares promptly after the later to occur of
(1) the Expiration Date and (2) the satisfaction or waiver of the conditions set forth in Section 14 "Conditions to the Offer." Subject to the Merger Agreement and compliance with Rule 14e-1 of the Exchange Act, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable laws.

    Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates (the "Certificates") representing tendered Shares (or confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility")), (ii) a properly completed and executed Letter of Transmittal (or a manually signed facsimile thereof) (or an Agent's Message (as defined in Section 3) in connection with a book-entry transfer) and (iii) any other required documents.

    The Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares. Payment for accepted Shares will be made by deposit of the Offer Consideration therefore with the Depositary, who will act as agent for the tendering Stockholders for the purposes of receiving payments from the Purchaser and transmitting such payments to Stockholders whose Shares have been accepted for payment.

    Under no circumstances will the Purchaser pay interest on the purchase price paid by the Purchaser for tendered Shares, regardless of any extension of the Offer or delay in making such payment.

    If any tendered Shares are not accepted for payment for any reason or if Certificates are submitted evidencing more Shares than are tendered or accepted for payment, then Certificates for such unpurchased Shares will be returned, without expense to the tendering Stockholder as promptly as practicable following expiration or termination of the Offer. In the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility.

    The Purchaser reserves the right to assign, in whole or in part, to any newly-formed wholly-owned subsidiary of HRN or the Purchaser, the right to purchase all or any portion of the Shares tendered pursuant to the Offer. Any such assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering Stockholders to receive payment for Shares validly tendered and accepted for payment.

3.  PROCEDURE FOR TENDERING SHARES.

    VALID TENDER OF SHARES. In order for a Stockholder to validly tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal), and any other documents required by the Letter of

Transmittal, must be received by the Depositary on or prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase. Also, on or prior to the Expiration Date, either (i) the Certificates evidencing tendered Shares must be received by the Depositary at such address,
(ii) such Shares must be tendered pursuant to the procedures for book-entry transfer described below (and a Book-Entry Confirmation of such delivery (including on Agent's Message if the tendering Stockholder has not delivered a Letter of Transmittal) must be received by the Depositary, or (iii) the tendering Stockholder must comply with the guaranteed delivery procedures set forth below.

    The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

    BOOK-ENTRY DELIVERY. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry at the Book-Entry Transfer Facility, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or an Agent's Message in lieu of the Letter of Transmittal) and any other required documents, must, in any case, be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase. Alternatively, a tendering Stockholder may comply with the guaranteed delivery procedure described below.

    Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

    THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE SOLE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY WILL BE DEEMED MADE ONLY WHEN SUCH ITEMS ARE ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT STOCKHOLDERS USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad- 15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this section, includes any participant in any of the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares and such registered holder has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See the Instructions to the Letter of Transmittal. If a Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the Certificates surrendered, then the tendered Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the Certificates. The signatures on the Certificates or stock powers must also be guaranteed by an Eligible Institution. See the Instructions to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a Stockholder desires to tender Shares pursuant to the Offer and (i) such Stockholder's Certificates are not immediately available;
(ii) time will not permit all required documents to reach the Depositary on or prior to the Expiration Date; or (iii) the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are satisfied:

    - the tender is made by or through an Eligible Institution;

    - a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided herewith, is received by the Depositary on or prior to the Expiration Date; and

    - the Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery.

    Any Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram, telex or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery provided herewith.

    OTHER REQUIREMENTS. In all cases, payment for Shares tendered and accepted pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering Stockholders may be paid at different times depending upon when Certificates or Book-Entry Confirmations with respect to the Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price to be paid by the Purchaser for the tendered Shares, regardless of any extension of the Offer or any delay in making such payment.

    TENDER CONSTITUTES AN AGREEMENT. The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering Stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders of Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. Subject to the provisions of the Merger Agreement, the Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular Stockholder, whether or not similar defects or irregularities are waived in the case of other Stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived to the satisfaction of the Purchaser. None of the Purchaser, HRN, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

    APPOINTMENT. By executing a Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering Stockholder irrevocably appoints designees of the Purchaser as such Stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Stockholder's rights with respect to the Shares tendered by such Stockholder. All such proxies will be considered coupled with an interest in the tendered Shares. This appointment is effective if, when, and only to the extent that the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such Stockholder will be revoked, and no subsequent proxies may be given nor any subsequent consent executed by such Stockholder with respect thereto. The Purchaser's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such Stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Stockholders, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment of the purchae price for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.

    BACKUP WITHHOLDING. Under the "backup withholding" provisions of U.S. federal income tax laws, the Depositary may be required to withhold 31% of the amount of any payments made pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments of cash pursuant to the Offer, a U.S. Holder (as defined in Section 5 "Certain Federal Income Tax Consequences of the Offer and the Merger") surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such U.S. Holder's correct taxpayer identification number (the "TIN") on a Substitute
Form W-9 and certify under penalties of perjury that such TIN is correct and that such U.S. Holder is not subject to backup withholding. If a U.S. Holder does not provide a correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such U.S. Holder and payments of cash pursuant to the Offer may be subject to backup withholding. All U.S. Holders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain persons are not subject to backup withholding. Noncorporate foreign Stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding.

4.  WITHDRAWAL RIGHTS.

    Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares may be withdrawn at any time pursuant to the procedures set forth below at any time on or prior to the Expiration Date and, unless previously accepted for payment by the Purchaser, may also be withdrawn at any time after Tuesday, March 13, 2001. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, on behalf of the Purchaser, retain tendered Shares. Such Shares may not be withdrawn except to the extent that tendering Stockholders are entitled to withdrawal rights as set forth in this Section 4.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify (i) the name of the person who tendered the Shares to be withdrawn, (ii) the number of Shares to be withdrawn, and
(iii) the name of the registered holder of such Shares, if different from that of the person who tendered such

Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such Certificates, the serial numbers shown on the particular Certificates to be withdrawn must be submitted to the Depositary, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

    All questions as to the form and validity (including, without limitation, time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. None of HRN, the Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

    Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 "Procedure for Tendering Shares."

    In the event the Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares previously tendered in the Offer and accepted for payment.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER.

    The following is a general discussion of certain U.S. federal income tax consequences of the receipt of cash by a holder of Shares pursuant to the Offer or the Merger. The discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), Treasury Regulations, administrative pronouncements and judicial decisions, in each case as in effect on the date hereof, all of which are subject to change (possibly with retroactive effect). No ruling will be requested from the IRS regarding the tax consequences of the Offer or the Merger and there can be no assurance that the IRS will agree with the discussion set forth below. This discussion does not address state, local or foreign tax laws and, except as specifically noted, applies only to a U.S. Holder.

    A "U.S. Holder" means a holder of Shares that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof or therein, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and
(y) one or more U.S. persons have the authority to control all substantial decisions of the trust. In the case of a partnership that holds Shares, any partner described in any of clauses (i) through (iv) above generally is also a U.S. Holder. A "Non-U.S. Holder" is a holder of Shares, generally including any partner in a partnership that holds Shares, that is not a U.S. Holder.

    The transfer of Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes under the Code and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received by the U.S. Holder pursuant to the Offer or the Merger and the aggregate tax basis in the Shares transferred by such U.S. Holder pursuant to the Offer (or canceled pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer (or canceled pursuant to the Merger).

    Gain (or loss) will be capital gain (or loss), assuming that such Shares are held as a capital asset. Capital gains of individuals, estates and trusts generally are subject to preferential U.S. federal income tax rates if, at the time the Purchaser accepts the Shares for payment, the Stockholder held the Shares for more than one year. Capital gains of corporations generally are taxed at the same federal income tax rates applicable to corporate ordinary income. In addition, under present law, the ability to use capital losses to offset ordinary income is limited.

    A U.S. Holder that tenders Shares pursuant to the Offer or surrenders Shares pursuant to the Merger may be subject to 31% backup withholding unless the U.S. Holder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A Stockholder that does not furnish its TIN may be subject to a penalty imposed by the IRS.

    If backup withholding applies to a holder of Shares, the Depositary is required to withhold 31% from payments to such holder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be claimed by the Stockholder on a timely filed U.S. federal income tax return.

    The foregoing discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of shares who are subject to special treatment under the Code, such as Non-U.S. Holders, life insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, persons who hold Shares as a position in a "straddle" or as part of a "hedging," "conversion" or "constructive sale" transaction and persons that have a functional currency other than the U.S. dollar. The discussion may not apply to a holder of Shares in light of such holder's individual circumstances and may not discuss every aspect of U.S. federal tax law that may be relevant to holders (including, but not limited to, the applicability of any estate or gift tax laws). Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

6.  PRICE RANGE OF SHARES; DIVIDENDS.

    The common stock of TravelNow's predecessor, Sentry Accounting, Inc. ("Old Sentry"), traded under the symbol "SNTY" on the OTC Bulletin Board from February 5, 1999 until August 1, 1999. There were approximately 491,000 shares of Old Sentry's common stock issued and outstanding as of July 23, 1999. The high and low bid information for Old Sentry common stock, if in fact such activities in the shares occurred, is not available.

    The Shares were traded under the symbol "TNOW" on the OTC Bulletin Board from August 2, 1999, to May 24, 2000. On May 25, 2000, the Shares were approved for listing on the Nasdaq SmallCap Market, where they are currently traded under the symbol "TNOW." The following table shows (i) for the period from August 2, 1999 to May 24, 2000 the high and low bid information for the Shares as reported on the OTC Bulletin Board, which reflect inter-dealer prices without retail mark-up, mark-down or commission, and which may not represent actual transactions and (ii) for the period from May 25, 2000 to January 11, 2001, the high and low closing prices for the Shares as reported on the Nasdaq SmallCap Market.

FISCAL YEAR 1999                                                HIGH       LOW
----------------                                              --------   --------
Second Quarter (August 2 - September 30, 1999)..............  $15.125    $ 5.125
Third Quarter (October 1 - December 31, 1999)...............  $15.875    $10.375
Fourth Quarter (January 1 - March 31, 2000).................  $17.500    $10.000

FISCAL YEAR 2000                                                HIGH       LOW
----------------                                              --------   --------
First Quarter (April 1 - June 30, 2000).....................  $11.000    $ 7.750
Second Quarter (July 1 - September 30, 2000)................  $11.125    $ 7.813
Third Quarter (October 1 - December 31, 2000)...............  $10.750    $ 0.656
Fourth Quarter (January 1 - January 11, 2001)...............  $ 4.078    $ 3.125

    On January 3, 2001, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the reported closing sales price per Share on the Nasdaq SmallCap Market was $3.625. On January 11, 2001, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the Nasdaq SmallCap Market was $4.063. As of that date, there were approximately 250 stockholders of record. We urge you to obtain current market quotations for the Shares.

    TravelNow has never declared or paid any cash dividends on its Common Stock. Pursuant to the Merger Agreement, TravelNow has agreed that, without the prior written consent of HRN, it will not declare, set aside or pay any dividend or other distribution on any shares of capital stock of TravelNow.

7. EFFECT OF THE OFFER ON MARKET FOR THE SHARES; STOCK MARKET QUOTATION AND EXCHANGE ACT REGISTRATION.

    MARKET FOR SHARES. The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly. It will also reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares.

    STOCK MARKET QUOTATION. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued inclusion and quotation on the Nasdaq Small Cap Market and may be cease to be quoted on that exchange. According to Nasdaw's published guidelines, Nasdaq would consider no longer including the Shares for quotation and trading if, among other things, the number of publicly held Shares was less than 500,000, there were less than 300 round lot holders (round lot holders are considered holders of 100 shares or more) of Shares or the aggregate market capitalization of TravelNow was less than $35 million. TravelNow has advised the Purchaser that, as of January 8, 2001, there were 10,961,261 Shares outstanding, held by approximately 250 holders of record. If Nasdaq were to discontinue the quotation and trading of the Shares, the market for the Shares could be adversely affected.

    If Nasdaq were to discontinue the quotation and trading of the Shares, it is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of Stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Consideration.

    EXCHANGE ACT REGULATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated by TravelNow upon application to the SEC if the Shares are not listed on a national securities exchange and if there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by TravelNow to its Stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with Stockholders' meetings and the related requirement of furnishing an annual report to Stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions, no longer applicable to the Shares. In addition, "affiliates" of TravelNow and persons holding "restricted securities" of TravelNow may be deprived of the ability to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for listing on the Nasdaq or for continued inclusion on the Federal Reserve Board's list of "margin securities."

8.  CERTAIN INFORMATION CONCERNING TRAVELNOW.

    GENERAL. TravelNow is a Delaware corporation with its principal executive offices at 318 Park Central East, Suite 396, Springfield, Missouri 65806. The telephone number of TravelNow's executive offices is (417) 864-3600. TravelNow is an Internet-based travel services company that provides online travel information and reservations to its customers on a worldwide basis. Through its website (www.travelnow.com), TravelNow gives customers real-time access to hotel, car and airline information regarding schedules, availability and rates and enables the booking of reservations on an automated basis.

    FORECASTS. In connection with this transaction, HRN received some financial information forecasting potential future operating performance of TravelNow. TravelNow does not as a matter of course make public forecasts as to future operations, and these forecasts were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding financial forecasts. Such information is set forth below for the limited purpose of making available to stockholders the forecasts that were made available to HRN in connection with the Offer. Neither TravelNow nor HRN intends to update or otherwise revise these forecasts.

    These forecasts necessarily reflect numerous assumptions as to general business and economic conditions and other matters, many of which are inherently uncertain or beyond TravelNow's control. It is not possible to predict whether the assumptions made in preparing these forecasts will be valid, and actual results may prove to be materially higher or lower than these forecasts. Factors that may cause actual results to differ, perhaps materially, from these forecasts include changes in demand and prices for TravelNow's products, changes in the economic conditions of the various markets TravelNow serves, change in interest rates, and changes in the amount of severity of inclement weather. The inclusion of these forecasts does not mean that HRN considered them reliable or relied upon them, and these forecasts should not be relied on as predictors of future events. Neither HRN nor TravelNow takes any responsibility for the validity, reasonableness, accuracy or completeness of these forecasts. TravelNow has made no representation to HRN regarding these forecasts, and HRN asked for none.

    The following are forecasted revenues, net income and cash flow from operating activities for the fiscal years ending March 31, 2001 and March 31, 2002 for TravelNow (dollars in millions):

                                                                2001       2002
                                                              --------   --------
Revenues....................................................   $10.9      $19.8
Net Income (Loss) Before Taxes..............................   $(2.7)     $ 2.0
Cash Flow from Operating Activities.........................   $(1.8)     $ 3.9

    AVAILABLE INFORMATION. TravelNow is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. TravelNow is required to disclose in such proxy statements certain information, as of particular dates, concerning TravelNow's directors and officers, their remuneration, stock options granted to them, the principal holders of TravelNow's securities and any material interest of such persons in transactions with TravelNow. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, Suite 1400, 500 W. Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or free of charge at the website maintained by the SEC at http://www.sec.gov.

    Except as otherwise stated in this Offer to Purchase, the information concerning TravelNow contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although the Purchaser has no knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, it takes no responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by TravelNow to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to it.

9.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND HRN.

    GENERAL. The Purchaser is a Delaware corporation incorporated on December 29, 2000, with principal executive offices at 8140 Walnut Hill Lane, Suite 800, Dallas, Texas 75231. The telephone number of the Purchaser's principal executive offices is (214) 361-7311. To date, the Purchaser has engaged in no activities other than those incident to the Purchaser's formation and the commencement of the Offer. The Purchaser is a wholly-owned subsidiary of HRN.

    HRN is a Delaware corporation with principal executive offices at 8140 Walnut Hill Lane, Suite 800, Dallas, Texas 75231. The telephone number of HRN's executive offices is (214) 361-7311. HRN is a leading online consolidator of hotel and other time-based accommodations in terms of rooms booked online, providing service through its websites, affiliated websites and its toll-free call center. HRN contracts with lodging properties in advance for volume purchases and guaranteed availability of rooms at wholesale prices and sells these rooms to consumers, often at significant discounts to published rates. In addition, HRN's supply relationships often allow it to offer its customers accommodation alternatives for otherwise unavailable dates. At December 31, 2000, HRN provided accommodations at over 2,200 hotels in 83 major markets in North America and Western Europe and vacation rentals at approximately 100 properties in 13 markets. HRN markets its hotel accommodations primarily over the Internet through its own websites (www.hoteldiscount.com, www.180096hotel.com and www.condosaver.com) and through third-party affiliated websites. HRN is a majority-owned subsidiary of USA Networks, Inc., a Delaware corporation ("USAi").

    The name, business address, principal occupation or employment, five year employment history and citizenship of each director and executive officer of USAi, HRN and the Purchaser and certain other information are set forth on
Schedule I.

    Except as set forth in this paragraph, none of HRN, the Purchaser nor, to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase, nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has any right to acquire, directly or indirectly, any Shares and none of HRN, the Purchaser nor, to the best of their knowledge any of the persons or entities referred to above, any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Shares during the past 60 days. As of January 12, 2001, HRN owned 1,080,000 Shares constituting approximately 9.9% of the issued and outstanding Shares on that date. HRN purchased the Shares from two significant stockholders of TravelNow pursuant to Stock Purchase Agreements as described in Schedule II to this Offer to Purchase. In connection with the execution of the Merger Agreement, HRN entered into stockholder agreements (the "Stockholder Agreements") with Jeffrey A. Wasson, the Chief Executive Officer of TravelNow, and certain other officers, directors and significant Stockholders of TravelNow (together, the "Selling Stockholders"), pursuant to which the Selling Stockholders are required, subject to the conditions described in Section 11 below, to tender their Shares into the Offer and to vote their Shares against any other third-party acquisition proposals. The Selling Stockholders hold outstanding Shares that represent in the aggregate approximately 40.6% of the outstanding Shares. See Section 11 "Background of the Offer; Contacts with TravelNow; the Merger Agreement and Stockholder Agreements" for a description of the Stockholder Agreements.

    Except as provided in the Merger Agreement and the Stockholder Agreements, and as otherwise described in this Offer to Purchase, (i) none of HRN, the Purchaser nor any of their respective subsidiaries nor, to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of TravelNow, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies, and (ii) none of HRN, the Purchaser nor, to the best of their knowledge, any of the persons listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with TravelNow or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Set forth below in Section 11 "Background of the Offer and the Merger; Contacts with TravelNow; the Merger Agreement and Stockholder Agreements" and elsewhere herein is a summary description of the mutual contacts, negotiations and transactions between the Purchaser or HRN, any of their respective subsidiaries or any of the persons listed on Schedule I to this Offer to Purchase, on the one hand, and TravelNow or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

    None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Except as described in Schedule I, none of the persons listed in
Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

    AVAILABLE INFORMATION. HRN is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. HRN is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with HRN. Such reports, proxy statements and other information should be available for inspection and copying at the offices of the SEC in the same manner as set forth with respect to TravelNow in Section 8 "Certain Information Concerning TravelNow."

10. SOURCE AND AMOUNT OF FUNDS.

    The Purchaser estimates that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer, to provide funding for the subsequent Merger and to pay related fees and expenses will be approximately $49 million. The Purchaser will obtain these funds from HRN in the form of capital contributions and/or loans from HRN. HRN has available cash reserves that are much larger than that needed to complete the contemplated transactions The Offer is not conditioned on any financing arrangements.

11. BACKGROUND OF THE OFFER AND THE MERGER; CONTACTS WITH TRAVELNOW; THE MERGER AGREEMENT AND STOCKHOLDER AGREEMENTS.

    PRIOR TRANSACTIONS WITH TRAVELNOW

    In 1998, HRN and TravelNow entered into an Affiliate Agreement, whereby TravelNow agreed to market for sale HRN's hotel and other time-based lodging products through TravelNow's proprietary websites and other third-party websites affiliated with TravelNow, in exchange for a commission based upon the gross revenues generated by HRN from hotel reservations made by visitors to TravelNow's website and such third-party websites.

    During the week of April 24, 2000, the two Co-Chief Executive Officers of TravelNow, the President of HRN and certain other executive officers of TravelNow and HRN met in New York City to discuss possible changes to the Affiliate Agreement and the possibility of other alliances between the two companies. These negotiations continued until May 31, 2000, when HRN and TravelNow entered into an amended and restated Affiliate Agreement. The May 31 amendment made a number of changes to the prior arrangement, including the rate at which commissions were paid by HRN to TravelNow. On August 30, 2000, HRN and TravelNow entered into another amendment to the Affiliate Agreement. The
August 30 amendment was principally to define and clarify certain marketing obligations of the parties and covered the time period from August 30, 2000 to December 31, 2000.

    BACKGROUND OF THE OFFER

    During the course of the negotiations to amend the Affiliate Agreement, which began in April 2000 and ended with the August 30, 2000 amendment, the parties conducted general discussions regarding a possible business combination with HRN, including a possible acquisition by HRN of TravelNow. On or about
May 19, 2000 HRN's Chief Financial and Strategic Officer requested that TravelNow provide to HRN confidential, non-public information about TravelNow. TravelNow required HRN to enter into a confidentiality agreement on May 23, 2000 before providing the requested information. Although the parties continued discussions and TravelNow continued to provide financial information to HRN, HRN did not pursue those discussion or propose terms during this period because TravelNow's common stock was trading between $8.00 and $7.85, and HRN was not interested in pursuing a transaction at or above that price range.

    By October 2000, TravelNow's stock trading range had declined to as low as $3.50. In late October and early November 2000, the Chief Executive Officers of TravelNow and HRN conducted additional discussions regarding each party's interest in a potential transaction between TravelNow and HRN, including the possibility of HRN making a direct equity investment in TravelNow.

    On November 29, 2000 TravelNow announced that it had engaged the financial advisory firm of Legg Mason to explore TravelNow's strategic alternatives, including the possible sale of TravelNow. Legg Mason and TravelNow compiled and ranked a list of possible companies engaged in the on-line travel industry that might be interested in a potential business combination or other transaction with TravelNow. During the period from November 29, 2000 through December 29, 2000, representatives of Legg Mason contacted by telephone eight of the highest-ranked companies, including HRN, to inquire about their interest in a potential business combination or other transaction with TravelNow. All eight companies expressed an interest in a possible transaction with TravelNow and four companies, including HRN (the "Potential Buyers"), executed confidentiality agreements with Legg Mason. Legg Mason distributed confidential materials regarding TravelNow to all Potential Buyers. Thereafter and through December 29, 2000, representatives of Legg Mason and the Potential Buyers engaged in telephone discussions regarding such materials and TravelNow's management participated in various conference calls or meetings with the Potential Buyers.

    On November 29, 2000 the Chief Executive Officer of HRN and the Chief Executive Officer of TravelNow discussed the possibility of a business combination between the two companies. In that conversation, HRN indicated an interest in pursuing the matter further and engaging in more substantive discussions. As a follow-up to this discussion, on December 3, 2000, HRN delivered to TravelNow a request for specific information about TravelNow's business and results of operations. Following the delivery of that request, representatives of Legg Mason advised the Chief Financial and Strategic Officer of HRN of the sale process being contemplated by TravelNow. That process included a requirement that HRN enter into agreements with TravelNow regarding confidentiality and prohibiting HRN's acquisition of common stock of TravelNow without the prior consent of the TravelNow board of directors (the "Confidentiality Agreements").

    On December 15, 2000, the Chief Executive Officer of Parent contacted two significant stockholders of TravelNow regarding the possibility of Parent purchasing some or all of the Shares held by those stockholders. On
December 18, 2000, Parent entered into Stock Purchase Agreements with both stockholders to purchase from them a total of 1,080,000 Shares.

    Between December 5 and December 19, 2000, representatives of Legg Mason continued discussions with representatives of HRN and the other Potential Buyers. During that same period, legal counsel for HRN and TravelNow negotiated the terms of the Confidentiality Agreements. HRN entered into the Confidentiality Agreements on December 19, 2000.

    On December 19, 2000, representatives of Legg Mason began to distribute to HRN preliminary information regarding TravelNow. TravelNow and Legg Mason delivered to HRN a variety of due diligence materials over the two weeks following the execution of the Confidentiality Agreements. On December 19, 2000, Legg Mason discussed with HRN's Chief Financial and Strategic Officer a schedule for negotiating a possible transaction. Over the following three days, management of TravelNow and its financial advisor met with representatives of HRN in Springfield, Missouri to conduct on-site operational and financial due diligence. On December 22, 2000, representatives of Legg Mason discussed with representatives of HRN a possible business combination and various forms of consideration. Discussions among management of HRN and TravelNow and its financial advisor included major integration issues of the combined business and continued by telephone through December 24, 2000.

    On December 26, 2000, representatives of Legg Mason discussed with representatives of HRN various options relating to the purchase price and the form of consideration for HRN's acquisition of TravelNow. During the negotiations, HRN made a preliminary proposal for a cash or a stock offer in which the price for a stock offer was slightly higher than a cash offer. HRN informed Legg Mason that its proposal at that time was subject to HRN's further due diligence and that the price would depend, among other things, on the financial impact on TravelNow of existing employment agreements that would require, upon consummation of a transaction, a cash payment to certain executives of TravelNow. On December 27, 2000, a representative of Legg Mason contacted the Chief Financial and Strategic Officer of HRN to inform HRN that TravelNow would prefer to consider a cash offer due to the relative speed with which a cash offer could be completed and the uncertainty of the value of Parent stock, resulting from the limited liquidity, volatility and limited trading history for the Parent stock.

    On December 28, 2000, HRN responded by increasing the cash consideration proposed. Among other issues under discussion at this time, HRN indicated that its revised proposal would be conditioned on the waiver by four executive officers of TravelNow (including Mr. Wasson) of change of control payments owed to them by TravelNow under their employment agreements. Because TravelNow did not have the ability to unilaterally modify these contractual obligations, it instructed Legg Mason to request that HRN revise its offer to eliminate this contingency for all executive officers other than Mr. Wasson, who agreed to waive these benefits for himself.

    After further negotiations, on December 28, 2000, HRN offered to acquire TravelNow for cash in an amount of $4.16 per share of TravelNow common stock. The proposal was contingent on, among other items, Mr. Wasson's agreement to forego the cash payment that would have been required under his employment agreement upon the consummation of a transaction with HRN and a modification of the timing of the payment due to other executive officers. HRN's proposal also included a requirement that the Selling Stockholders agree to the transaction and that TravelNow agree to negotiate exclusively with HRN for a limited period of time.

    During the period from December 26 through December 29, 2000, Legg Mason and management of TravelNow had further discussions with various of the other Potential Buyers and determined that it was in the best interests of TravelNow and its Stockholders to work expeditiously to reach agreement with HRN, if possible.

    At a meeting held on December 29, 2000 TravelNow's Board authorized the negotiation of definitive merger documents based on HRN's revised offer of $4.16 per share. At that meeting, the TravelNow Board also authorized entering into an exclusivity agreement with HRN, whereby TravelNow agreed to negotiate exclusively with HRN until midnight on January 2, 2001. TravelNow and HRN executed the exclusivity agreement later on December 29, 2000.

    HRN's legal counsel provided an initial draft of the Merger Agreement to TravelNow and its financial and legal advisors on the evening of December 29, 2000. On December 30, 2000, HRN's counsel delivered an initial draft of the form of Stockholder Agreement to TravelNow and its financial and legal advisors. The Chief Financial and Strategic Officer of HRN and the Chief Executive Officer and Chief Financial Officer of TravelNow met in Dallas, Texas on that date to discuss certain information requests of HRN regarding the business and operations of TravelNow.

    On December 31, 2000, management of the two companies, their respective legal advisors and Legg Mason commenced negotiations of the definitive Merger Agreement and Stockholder Agreements. Management of HRN and TravelNow continued due diligence discussions regarding TravelNow's business, operations and agreements.

    Negotiations between legal counsel for TravelNow and HRN continued in Dallas from December 31, 2000 through January 2, 2001. On January 2, 2000, after conducting additional due diligence regarding TravelNow, HRN's Chief Financial and Strategic Officer informed TravelNow's Chief Executive Officer that HRN was reducing its offer. TravelNow responded that it would not accept the reduced offer. HRN's Chief Financial and Strategic Officer and TravelNow's Chief Executive Officer then discussed HRN's reasons for the reduced offer and TravelNow provided HRN with additional information that resulted in HRN resubmitting its $4.16 offer.

    On the evening of January 2, 2001, the Board of Directors of TravelNow met again to discuss HRN's acquisition of TravelNow. The meeting adjourned late in the evening of January 2, 2001 and reconvened the next morning. During the board meeting, legal counsel for TravelNow conducted several conversations with legal counsel for HRN regarding questions that had arisen in the board meeting.

    Negotiations continued throughout the day on January 3, 2000. As part of these negotiations, TravelNow's Chief Executive Officer agreed to enter into an agreement with TravelNow to reduce the amount of indebtedness owed by him to TravelNow by $15,000 and to provide for his repayment of the remaining $50,000 of indebtedness to TravelNow upon consummation of the Merger. The board adjourned its meeting in the afternoon of January 3 and reconvened in the late afternoon of January 3. At this meeting, the directors of TravelNow received an opinion as to the fairness of the consideration to be offered in the Offer and the Merger from a financial point of view, issued by Legg Mason, and determined that the Offer and the Merger were fair to, and in the best interests of, TravelNow and its

Stockholders (other than HRN, the Purchaser or their affiliates and the Selling Stockholders) and unanimously approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. Following the board's approval, officers of TravelNow and HRN signed the final Merger Agreement and the relevant stockholders of TravelNow signed their Stockholder Agreements with HRN.

    The next morning, on January 4, 2001, HRN and TravelNow issued a joint press release announcing the signing of the merger agreement.

    THE MERGER AGREEMENT

    The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule TO. The Merger Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8 "Certain Information Concerning TravelNow" above.

    THE OFFER. The Merger Agreement provides for the commencement of the Offer. The Purchaser and HRN have expressly reserved the right to amend or modify the terms of the Offer at any time prior to acceptance of Shares for payment. However, without the prior written consent of TravelNow, the Purchaser or HRN will not:

    - decrease the Merger Consideration, change the form of the Merger Consideration or decrease the number of Shares sought pursuant to the Offer;

    - amend or waive the Minimum Condition;

    - extend the Expiration Date of the Offer, which will initially be not less than 20 business days after the date the Offer is commenced; provided, however, that the Purchaser may extend the Expiration Date of the Offer:

       - as required by any rule, regulation or interpretation of the SEC;

       - in the event that any condition to the Offer is not satisfied as of the Expiration Date, for such periods for up to five business days at a time (or such longer period as may be approved by TravelNow) as the Purchaser may reasonably deem necessary, but, except as provided in below, in no event may the Offer be extended to a date later than 90 days after the date of the Merger Agreement (the "Offer Termination Date") (provided that, in the event that any condition to the Offer is not satisfied as of the scheduled expiration date thereof, the Purchaser will extend the expiration date of the Offer at the request of TravelNow for up to five business days at a time (or such longer period as may be mutually agreed) until the earlier of the acceptance for payment of any Shares pursuant to the Offer or 60 calendar days after the commencement of the Offer; provided that such extension will not be required if in the reasonable judgment of the Purchaser, any such condition is incapable of being satisfied prior to the expiration of such 60 calendar day period); or

       - notwithstanding the foregoing, beyond the Offer Termination Date:

           - in connection with an increase in the Merger Consideration so as to comply with applicable rules and regulations of the SEC; and

           - for up to a period not to exceed 15 business days after the date that either:

               - TravelNow will have publicly announced the receipt of an
                 Acquisition Proposal (as defined in the Merger Agreement) in the event such announcement is made less than ten business days prior to the Offer Termination Date;

               - TravelNow publicly announces its reaffirmation of its approval or recommendation of the Offer following the public announcement of the receipt of any Acquisition

                 Proposal in the event that such reaffirmation or announcement is made less than ten business days prior to the Offer Termination Date;

               - TravelNow's Board will have withdrawn or adversely modified, or taken a public position materially inconsistent with, its approval or recommendation of the Offer, the Merger or the Merger Agreement at any time within ten business days prior to the Offer Termination Date; or

               - any notice is given by TravelNow in accordance with its
                 termination rights following the receipt of an unsolicited written bona fide Acquisition Proposal (as described below in this Section 12) if such notice is made less than 15 business days prior to the Offer Termination Date;

    - amend the terms of the Offer in any manner that is adverse to the holders of Shares; or

    - impose any condition to the Offer in addition to those set forth in
      Section 13 "Conditions to the Offer."

    Without the consent of TravelNow, the Purchaser may make available a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange
Act) by extending the Offer on one occasion for up to 20 business days if on the Expiration Date, the Shares validly tendered and not withdrawn pursuant to the Offer equal less than ninety percent (90%) of the outstanding Shares on a fully diluted basis notwithstanding that all the conditions to the Offer have been satisfied.

    Except as set forth above, the Purchaser may waive any other condition to the Offer in its sole discretion. Assuming the prior satisfaction or waiver of the conditions to the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date. TravelNow will not tender into the Offer any Shares beneficially owned by it.

    BOARD REPRESENTATION. The Merger Agreement provides that upon the purchase by the Purchaser pursuant to the Offer of such number of Shares that represents a majority of the outstanding shares of Common Stock (on a fully-diluted basis), and from time to time thereafter, the parties to the Merger Agreement agree to cause to be elected to TravelNow's Board such number of directors designated by the Purchaser, rounded up to the next whole number (but in no event more than two less than the total number of directors on TravelNow's Board), as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on TravelNow's Board equal to the product of:

    - the number of directors on TravelNow's Board (giving effect to any increase in the number of directors pursuant to the Merger Agreement) and

    - the percentage (the "Board Percentage") that such number of Shares so purchased bears to the aggregate number of Shares outstanding.

TravelNow has agreed, upon request by the Purchaser and subject to applicable law, to:

    - promptly satisfy the Board Percentage by increasing the size of TravelNow's Board or using its reasonable efforts to secure the resignations of such number of directors as is necessary to enable the Purchaser's designees to be elected to TravelNow's Board; and

    - to cause the Purchaser's designees promptly to be so elected, provided that no such action will be taken that would result in there being, prior to the consummation of the Merger, less than two directors of TravelNow who are Continuing Directors (as defined below), except to the extent that all Continuing Directors have resigned.

If requested by the Purchaser, TravelNow will use its best efforts to cause each committee of TravelNow's Board to include persons designated by the Purchaser constituting the Board Percentage of such committee. TravelNow also has agreed to promptly amend, or cause to be amended, its by-laws, if necessary, to increase the size of TravelNow's Board if such increase is required to satisfy the Board

Percentage. TravelNow has agreed to take, at its own expense, any lawful action necessary to effect any such election, including, without limitation, mailing to Stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, unless such information has previously been provided to the Stockholders in a Schedule 14D-9. The Purchaser has agreed to supply TravelNow with, and be solely responsible for, any information with respect to itself and its nominees, directors and affiliates required by
Section 14(f) of the Exchange Act and Rule 14f-1.

    The term "Continuing Director" means (1) each member of TravelNow's Board immediately prior to the acceptance for payment of Shares tendered pursuant to the Offer or (2) any director elected or appointed to fill any vacancy or newly created directorship after the date of the Merger Agreement who is
(x) recommended or elected, as the case may be, by a majority of the Continuing Directors then on TravelNow's Board and (y) not affiliated with, and not a designee or nominee of, HRN or the Purchaser.

    Following the election or appointment of the Purchaser's designees pursuant to the Merger Agreement and prior to the Effective Time, the approval of a majority of the Continuing Directors will be required to authorize any of the following:

    - any termination of the Merger Agreement by TravelNow;

    - any consent or agreement by TravelNow to a termination of the Merger Agreement;

    - any amendment of the Merger Agreement requiring action of TravelNow's
      Board;

    - any extension of time for the performance of any of the obligations of HRN or the Purchaser under the Merger Agreement;

    - any waiver of compliance with any of the agreements or conditions under the Merger Agreement for the benefit of TravelNow or the Stockholders; and

    - any action to seek to enforce any obligation of HRN or the Purchaser under the Merger Agreement.

The Continuing Directors will also be authorized, on behalf of and at the expense of TravelNow, to retain financial and legal advisors.

    CONSIDERATION TO BE PAID IN THE MERGER. The Merger Agreement provides that upon the terms and subject to the conditions set forth therein, and in accordance with the DGCL, the Purchaser will be merged with and into TravelNow, with TravelNow continuing as the surviving corporation and as a direct wholly-owned subsidiary of HRN.

    At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Shares or any holder of shares of capital stock of the
Purchaser:

    - each Share issued and outstanding immediately prior to the Effective Time (excluding shares of Common Stock owned, directly or indirectly, by HRN, the Purchaser or any dissenting Stockholders) will be converted into the right to receive the Merger Consideration;

    - each share of capital stock of the Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation; and

    - each Share owned, directly or indirectly, by TravelNow, HRN or the Purchaser will be canceled and retired and will cease to exist.

    STOCK OPTIONS AND STOCK OPTION PLAN. At the Effective Time, each then outstanding option (the "Options") to purchase or acquire Shares, whether or not issued under TravelNow's 2000 Omnibus Stock Incentive Plan, and whether or not then exercisable or vested, will be canceled. As to any such Options that are vested and exercisable, according to their terms, as of the Effective Time (each, a "Vested Option"), the cancellation of such Vested Options will represent the right to receive the following consideration in settlement thereof: for each Share subject to such Vested Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Merger Consideration and the per share exercise price of such Vested Option to the extent such difference is a positive number (the "Option Consideration"); provided, however, that with respect to any person subject to Section 16(a) of the Exchange Act, any such Option Consideration will not be payable until the first date that payment can be made without liability to such person under Section 16(b) of the Exchange Act, but will be paid as soon as practicable thereafter.

    STOCKHOLDER MEETING. The Merger Agreement provides that as soon as practicable following the date of acceptance for payment of and payment for Shares by the Purchaser (the "Funding Date"), TravelNow and HRN will prepare and file with the SEC a proxy statement relating to a meeting of the Stockholders to adopt the Merger Agreement (as it may be amended from time to time, the "Proxy Statement"). TravelNow has agreed to use all reasonable efforts to respond to all SEC comments with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the Stockholders at the earliest practicable date.

    The Merger Agreement provides that TravelNow will, as soon as practicable following the Funding Date, duly call, give notice of, convene and hold a meeting (the "Special Meeting") of its Stockholders for the purpose of adopting the Merger Agreement or, in lieu of such meeting, HRN and the Purchaser will cause the Merger Agreement to be adopted by written consent of the Stockholders. At the Special Meeting (or in connection with any consent in lieu thereof), HRN will cause all of the shares then owned by HRN and the Purchaser to be voted in favor of, or consented to, the adoption of the Merger Agreement.

    Notwithstanding the preceding two paragraphs or any other provision of the Merger Agreement, in the event that HRN and the Purchaser acquire in the aggregate at least 90% of the outstanding Shares in the Offer, the parties to the Merger Agreement have agreed to take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of the Stockholders in accordance with the "short-form" merger provisions set forth in Section 253 of the DGCL.

    If the Minimum Condition is satisfied and the Purchaser acquires less than 90% of the outstanding Shares pursuant to the Offer, the Purchaser intends to exercise the option granted by TravelNow, pursuant to the Merger Agreement, in order to acquire an aggregate number of Shares in excess of 90% of the outstanding Shares, thereby permitting the Purchaser to effect the Merger pursuant to the "short-form" merger provisions of Section 253 of the DGCL. In addition, the Stockholder Agreements provide that, if the Minimum Condition is not satisfied and the tender by the Selling Stockholders of Shares issuable upon the exercise by the Selling Stockholders of Options for which the exercise price is equal to or less than the Offer Consideration (the "Underlying Shares") would satisfy the Minimum Condition, then each Selling Stockholder will exercise the Options beneficially owned by him and tender the Underlying Shares in the Offer. The Stockholder Agreements also require that if the Offer is consummated and
(i) the Purchaser acquires less than 90% of the Shares and (ii) the Underlying Shares together with the Shares acquired in the Offer or otherwise owned by HRN or the Purchaser aggregate at least 90% of the outstanding Shares, then each Selling Stockholder will exercise his Options beneficially owned by him with an exercise price equal to or less than the Offer Consideration and will sell the Underlying Shares to the Purchaser at a price per Share equal to the Offer Consideration.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains numerous representations and warranties made by TravelNow. The most significant of these relate to:

    - capitalization;

    - corporate existence and good standing;

    - qualifications to do business;

    - corporate power, authority, authorizations, consents and approvals to enter into the contemplated transactions;

    - absence of violations of organizational documents, laws or certain material agreements as a result of the contemplated transactions;

    - governmental authorizations;

    - the repurchases of Shares;

    - the ownership of subsidiaries;

    - SEC filings;

    - financial statements;

    - conduct of TravelNow's business in the ordinary course;

    - the absence of occurrences having a Material Adverse Effect (as defined below);

    - compliance with laws, licenses and permits;

    - employee matters;

    - labor matters;

    - intellectual property matters;

    - litigation;

    - environmental matters;

    - pension and benefit plan matters;

    - tax matters;

    - the recommendation of TravelNow's Board in favor of the Merger;

    - related party transactions; and

    - the opinion of TravelNow's financial advisor.

    Certain representations and warranties in the Merger Agreement made by TravelNow are qualified as to materiality or "Material Adverse Effect." For purposes of the Merger Agreement and this Offer to Purchase, the term "Material Adverse Effect" means any result, occurrence, fact, change, event or effect that, individually or in the aggregate with any such other results, occurrences, facts, changes, events or effects, is or, in HRN's reasonable judgment, could
(a) be expected to be materially adverse to the historical or near-term or long-term projected:

    - business;

    - operations, licenses, permits, rights or privileges;

    - assets;

    - liabilities;

    - financial condition;

    - results of operations; or

    - capitalization

of TravelNow taken as a whole, (b) materially impair the ability of TravelNow to perform its obligations under the Merger Agreement or any Stockholder Agreements (the "Transaction Documents"), or (c) prevent the consummation of any of the transactions contemplated thereby.

    The Merger Agreement contains several representations and warranties made by HRN and the Purchaser, including:

    - the absence of any breach of organizational documents, laws or certain material agreements as a result of the contemplated transactions;

    - the authorization to enter into the contemplated transactions;

    - governmental approvals; and

    - the accuracy of information provided for inclusion in TravelNow's
      Schedule 14D-9 and the Proxy Statement.

    CONDUCT OF BUSINESS PENDING THE MERGER. TravelNow has agreed that, during the period from the date of the Merger Agreement and continuing until the designees of the Purchaser have been appointed to TravelNow's Board, except as expressly contemplated or permitted by the Transaction Documents or to the extent that Parent will otherwise consent in writing, TravelNow will:

    - carry on its businesses in the usual, regular and ordinary course consistent with past practice;

    - use all reasonable efforts to preserve intact its present business organization and goodwill and retain the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it;

    - not declare or pay any dividends on or make other distributions in respect of any of its capital stock, or set aside funds therefore;

    - not split, combine or reclassify any of its capital stock, or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

    - not repurchase or otherwise acquire any shares of its capital stock, except as required by the terms of its securities outstanding or any employee benefit plan in effect on the date of the Merger Agreement, or set aside funds therefore;

    - not grant any options, warrants or other rights to purchase shares of its capital stock, amend the terms of or reprice any Option outstanding on the date of the Merger Agreement or amend the terms of the any stock option plan;

    - except for Shares issuable pursuant to options outstanding on the date of the Merger Agreement, not authorize, issue, deliver or sell any shares of its capital stock, any bonds, debentures, notes or other instruments or evidence of indebtedness of TravelNow or any securities convertible into, or any rights, warrants or options to acquire such;

    - not amend or propose to amend its certificate of incorporation or by-laws;

    - not merge or consolidate with, or acquire any equity interest in, any corporation, partnership, association or other business organization, or enter into an agreement with respect thereto;

    - not acquire or agree to acquire any material assets, except for capital expenditures otherwise permitted by the Merger Agreement;

    - not make any loan or advance to, or otherwise make any investment in, any person;

    - not sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its material assets;

    - not authorize, recommend, propose or announce any intention to adopt a plan of complete or partial liquidation or dissolution;

    - except as may be required by law or pursuant to any of the employee benefit plans or arrangements existing on the date of the Merger Agreement, not, with respect to any of its directors, officers, management employees or key employees:

       - grant any increase in compensation;

       - pay or agree to pay any pension, retirement allowance or other employee benefit;

       - enter into any new, or materially amend any existing, employment or severance or termination agreement;

       - become obligated under any new benefit plan or employment agreement that was not in existence on the date of the Merger Agreement or amend any such plan or arrangement in existence on such date or materially amend such plan or agreement; or

       - extend any loans or advances, except for ordinary course of business advances for business related expenses;

    - not grant any general increase in compensation (including without limitation, salary, bonus and other benefits) to employees, except for increases occurring in the ordinary course of business, consistent with past practice;

    - not assume or incur any indebtedness for borrowed money or guarantee any such indebtedness;

    - not issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt obligations of any other person (except obligations of wholly-owned subsidiaries of TravelNow);

    - not enter into any lease, create any lien (other than permitted encumbrances) on any of its property or enter into any agreement or arrangement to maintain the financial condition of any other person;

    - not enter into any contracts involving aggregate annual payments in excess of $50,000, or modify, rescind, terminate, waive, release or otherwise amend in any material respect any of the terms or provisions of any material contract;

    - other than as required by the SEC, by law or by generally accepted accounting principles, not make any changes with respect to accounting policies, procedures and practices;

    - except as otherwise disclosed in the Merger Agreement, incur capital expenditures in excess of $25,000 individually and $100,000 in the aggregate;

    - not engage in or permit any transaction or act that, if it had been engaged in or permitted prior to the date of the Merger Agreement, would have rendered untrue in any material respect any of the representations and warranties of TravelNow contained in the Merger Agreement;

    - not deposit or otherwise invest any cash on hand into accounts, securities or other instruments having a maturity of more than 30 days or that will impose payment or penalty upon liquidation within 30 days of such deposit or investment;

    - not transfer or license to any person, or extend or modify in any material respect, any rights to any material intellectual property, other than non-exclusive licenses in the ordinary course of business and consistent with past practice; or

    - not agree to or make any commitment to, whether orally or in writing, take any actions prohibited by the Merger Agreement.

    OTHER AGREEMENTS. TravelNow, HRN and the Purchaser have agreed to use their respective reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate the transactions contemplated by the Transaction Documents, subject, if applicable, to Stockholder approval. TravelNow, HRN and the Purchaser have also agreed to cooperate and use their respective reasonable efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and to use all reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any governmental entity required to be obtained or made by HRN or TravelNow or any of their respective affiliates in connection with the Offer and the Merger or the taking of any other action contemplated by the Transaction Documents; provided, however, that HRN, the Purchaser and their respective affiliates will not be required to divest any assets in connection with the Merger Agreement. TravelNow will use all reasonable efforts to obtain any consent from third parties necessary to allow TravelNow to continue operating its business as presently conducted as a result of the consummation of the transactions contemplated by the Merger Agreement.

    TravelNow has agreed to afford access, upon reasonable notice, to the officers, employees, accountants, counsel and other representatives of HRN and the Purchaser, during normal business hours during the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records. During the period prior to the Effective Time, TravelNow will furnish promptly to HRN and the Purchaser (i) a copy of each report, schedule, registration statement and other document filed by it or received from the SEC during such period, and (ii) all other information concerning its business, properties and personnel as HRN and the Purchaser may reasonably request.

    INDEMNIFICATION. The Merger Agreement provides that, until six years from the Effective Time, unless otherwise required by applicable law, the certificate of incorporation and by-laws of the Surviving Corporation will contain provisions no less favorable with respect to the elimination of liability of directors and the indemnification of (and advancement of expenses to) directors, officers, employees and agents than are set forth in the certificate of incorporation and by-laws of TravelNow, as in effect as of the date of the Merger Agreement. The Merger Agreement also provides that, from and after the Effective Time, HRN and the Surviving Corporation will, jointly and severally, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer, director, employee or agent of TravelNow or any of its subsidiaries (collectively, the "Indemnified Parties") against all losses, reasonable expenses (including reasonable attorneys' fees), claims, damages, liabilities or amounts that are paid in settlement of, or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on or arising in whole or in part out of the fact that the Indemnified Party is or was a director, officer, employee or agent of TravelNow and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, any Claim arising out of the Merger Agreement or any of the transactions contemplated thereby), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under Delaware law, and will pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law.

    DIRECTORS' AND OFFICER'S INSURANCE. The Merger Agreement provides that HRN will cause to be maintained, for a period of not less than six years from the Effective Time, TravelNow's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time ("D&O Insurance") for all persons who are directors and officers of TravelNow on the date of the Merger Agreement and for all former directors and officers of the TravelNow, so long as the annual premium therefor would not be in excess of 125% of the last annual premium therefor paid prior to the date of the Merger Agreement. However, HRN may, in lieu of maintaining such existing D&O Insurance as provided above, cause coverage to be provided under any policy maintained for the benefit of HRN or any of its affiliates, so long as the terms thereof are no less advantageous to the intended beneficiaries thereof than the existing D&O Insurance.

    NO SOLICITATION. TravelNow has agreed that, from and after the date of the Merger Agreement, until the termination of the Merger Agreement, TravelNow will not, and will cause its Representatives (as defined below) not to, directly or indirectly:

    - initiate, solicit or knowingly encourage, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below);

    - enter into any agreement contemplating or participate in any discussions regarding an Acquisition Proposal;

    - furnish to any third party any information in connection with any Acquisition Proposal;

    - maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or for the purpose of obtaining an Acquisition Proposal;

    - agree to or endorse any Acquisition Proposal;

    - withdraw, modify or not make a recommendation of TravelNow's Board in favor of the Offer or the Merger; or

    - release any third party from any standstill or confidentiality agreement, or waive or amend any provision thereof, to which it is a party.

    TravelNow has agreed to notify HRN orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to, and all material aspects of (including the identity of the person or entity making such inquiry or proposal), all inquiries and proposals that it or any of its Representatives may receive relating to any of such matters and, if such inquiry or proposal is in writing, TravelNow will deliver to HRN a copy of such inquiry or proposal as promptly as practicable.

    Notwithstanding the foregoing, prior to the acceptance of Shares for payment pursuant to the Offer, TravelNow's Board may:

        (i) following the receipt of an unsolicited written, bona fide Acquisition Proposal,

           (A) furnish information to, or enter into discussions or negotiations with, the person or entity that makes such Acquisition Proposal; or

           (B) withdraw, modify or not make a recommendation to the Stockholders to accept the Offer and adopt the Merger Agreement if, and only to the extent that, (1) in the case of either clause (A) or
    (B) above, TravelNow's Board, after consultation with its legal counsel (who may be TravelNow's regularly engaged counsel), determines in good faith that the failure to take such action would result in a breach by TravelNow's Board of its fiduciary obligations under applicable law and (2) TravelNow
    (w) in the case of either clause (A) or (B) above, provides reasonable prior notice to HRN to the effect that it is taking such action, which notice will (to the extent consistent with the fiduciary duties of the Board of Directors to stockholders under applicable law) include the identity of the person or entity engaging in such discussions or negotiations, requesting such information or making such Acquisition Proposal, and the material terms and conditions of any Acquisition Proposal, (x) in the case of clause (A) above, receives from such person or entity making such Acquisition Proposal an executed confidentiality agreement having terms no more favorable to such person or entity than those terms included in the confidentiality agreement (the "Confidentiality Agreement") in existence between TravelNow and HRN and its affiliates, (y) in the case of clause (A) above, TravelNow furnishes to HRN all such nonpublic information delivered to such person or entity concurrently with the delivery of such information to such person or entity, and (z) in the case of clause (A) above, TravelNow will, to the extent consistent with the fiduciary duties of the Board of Directors to stockholders under applicable law, promptly and continuously advise HRN as to all of the relevant details relating to, and all material aspects of, any such discussions or negotiations; or

        (ii) take or disclose to the Stockholders a position contemplated by Rule 14e-2 of the Exchange Act if, after receipt of an unsolicited written bona fide Acquisition Proposal, TravelNow's Board, after consultation with its legal counsel (who may be TravelNow's regularly engaged counsel), determines in good faith that the failure to take such action would result in a breach by TravelNow's Board of its fiduciary obligations under applicable law.

    Except for the Confidentiality Agreement referred to in clause (i) and any agreement relating to an Acquisition Proposal entered into contemporaneous with terminating the Merger Agreement, nothing in the Merger Agreement will permit TravelNow to enter into any agreement with respect to any Acquisition Proposal during the term of the Merger Agreement. In the Merger Agreement, TravelNow agreed to immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted by TravelNow or any Representatives with respect to any Acquisition Proposal existing on the date of the Merger Agreement.

    "Acquisition Proposal" is defined in the Merger Agreement to mean any agreement or offer (other than the transactions among TravelNow, HRN and the Purchaser contemplated by the Merger Agreement) involving TravelNow for:

    - any merger, consolidation, share exchange, recapitalization, reorganization, business combination or other similar transaction;

    - any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of TravelNow in a single transaction or series of transactions; or

    - any tender offer or exchange offer for all or any portion of the outstanding shares of capital stock of TravelNow or the filing of a registration statement under the Securities Act in connection therewith.

    A "Representative" of a person is defined in the Merger Agreement to mean that person's employees, officers, directors, representatives (including, without limitation, any investment banker, attorney or accountant), agents or affiliates.

    FEES AND EXPENSES. The Merger Agreement provides that, except with respect to claims for damages incurred as a result of a material breach of the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except as otherwise provided below.

    If the Merger Agreement is terminated pursuant to either:

    - paragraphs (c), (d), (e) or (f) listed below under "Termination--HRN;" or

    - paragraph (c) listed below under "Termination--TravelNow"

then TravelNow will deliver to HRN or HRN's designee, contemporaneously with the termination of the Merger Agreement, a promissory note in the principal amount of $2,750,000 (the "Promissory Note"). This Promissory Note will be due and payable (the "Due Date") upon the earlier to occur of:

    - the date of execution by TravelNow of a definitive agreement to consummate an Acquisition Proposal; and

    - 180 days after the termination of the Merger Agreement.

All amounts due under the Promissory Note will bear interest at the prime rate of interest, as announced from time to time by The Chase Manhattan Bank, plus 1% from the Due Date through and including the date of payment.

    Any amounts payable in accordance with these provisions of the Merger Agreement will be paid by TravelNow without reservation of rights or protests and TravelNow, upon making such payment, will be deemed to have released and waived any and all rights that it may have to recover such amounts.

    OTHER ACTIONS. Except as expressly permitted by the terms of the Merger Agreement, TravelNow will not knowingly or intentionally take or agree to take any action that is reasonably likely to result in any of TravelNow's representations or warranties contained in the Merger Agreement being untrue in any material respect.

    APPRAISAL RIGHTS. TravelNow has agreed not to settle or compromise any claim for appraisal rights in respect of the Merger without the prior consent of HRN, which consent will not be unreasonably withheld.

    GRANT OF COMMON SHARE OPTION. TravelNow has granted to the Purchaser an irrevocable option (the "Common Share Option") to purchase, for a per share price equal to the per share Offer Consideration (the "Per Common Share Price") in cash, a number of shares of Common Stock of TravelNow (the "Optioned Common Shares") equal to the Applicable Common Share Amount. The "Applicable Common Share Amount" will be the lesser of:

    - the number of shares of Common Stock that, when added to the number of Shares owned by the Purchaser immediately prior to the exercise of the Common Share Option, would result in the Purchaser owning immediately after the exercise of the Common Share Option, 90% of the then outstanding Shares; and

    - the number of shares of Common Stock represented by:

       - the total authorized number of shares of Common Stock under TravelNow's certificate of incorporation, less

       - the sum of the number of shares of Common Stock outstanding plus the number of shares of Common Stock reserved for issuance, subscribed for or otherwise committed for issuance.

The Purchaser may exercise the Common Share Option only if:

    - the Funding Date has occurred;

    - upon such exercise, it will own at least 90% of the then outstanding shares of Common Stock of TravelNow; and

    - such exercise would not violate applicable law.

    The Common Share Option will expire if not exercised prior to the earlier of the Effective Time and 12:00 Midnight, New York City time, on the date 15 business days after the Funding Date.

    CONDITIONS TO THE MERGER. Pursuant to the Merger Agreement, the respective obligations of each party to the Merger Agreement to effect the Merger are subject to the satisfaction of the following conditions prior to the Closing
Date:

    - adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon if such vote is required by applicable law; provided that HRN and the Purchaser have agreed to vote all Shares purchased pursuant to the Offer in favor of adoption of the Merger Agreement;

    - no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger being in effect;

    - no statute, rule, order, decree or regulation having been enacted or promulgated by any government or governmental agency or authority that prohibits consummation of the Merger; and

    - the Purchaser has accepted for payment and paid for the Shares tendered in the Offer; provided that this condition will be deemed to have been satisfied if the Purchaser, in violation of the terms and conditions of the Offer, fails to accept for payment and pay for Shares pursuant to the Offer.

    TERMINATION

    The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by the Stockholders or by mutual written consent of HRN and TravelNow or under the following circumstances.

    HRN OR TRAVELNOW. The Merger Agreement provides that either HRN or TravelNow may terminate the Merger Agreement and abandon the Merger if any permanent injunction or other order of a court or other competent authority preventing consummation of the Offer or the Merger has become final and nonappealable.

    HRN. The Merger Agreement provides that HRN may terminate the Merger Agreement and abandon the Merger prior to the acceptance of Shares for payment pursuant to the Offer, so long as neither HRN nor the Purchaser is in material breach of its obligations under the Merger Agreement, if:

        (a) there has been a breach of any representation or warranty (when made on or at the time of termination as if made on such date of termination, except to the extent it relates to a particular date) on the part of TravelNow (provided that any representation or warranty of TravelNow contained in the Merger Agreement that is subject to a "materiality," "Material Adverse Effect" or similar qualification will not be so qualified for purposes of determining the existence of any breach thereof on the part of TravelNow), and which breach:

           (1) has not been cured within ten business days following receipt by TravelNow of notice of such breach; and

           (2) is existing at the time of termination of the Merger Agreement, except for such breaches on the part of TravelNow that could not have a Material Adverse Effect on TravelNow;

        (b) TravelNow has breached its covenants regarding the solicitation of Acquisition Proposals, or TravelNow is in material breach of any other covenant or agreement set forth in the Merger Agreement (provided that any covenant or agreement of TravelNow contained in the Merger Agreement the performance of which is subject to a "materiality," "Material Adverse Effect" or similar qualification will not be so qualified for purposes of determining the existence of any nonperformance thereof on the party of TravelNow), which material breach has not been cured within ten business days following receipt by TravelNow of notice of such breach which is existing at the time of termination by the Merger Agreement;

        (c) TravelNow's Board (whether or not under circumstances permitted by the Merger Agreement) fails to make the favorable recommendation to the Stockholders contemplated by the Merger Agreement and the Proxy Statement or will have withdrawn or modified in any manner which is adverse to HRN, its recommendation or approval of the Offer, the Merger or the Merger Agreement and the transactions contemplated thereby, or resolves to do so;

        (d) TravelNow's Board will have recommended to the Stockholders any Acquisition Proposal, or resolves to do so;

        (e) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of TravelNow is commenced (other than by the Purchaser or its affiliates) and TravelNow's Board fails to recommend, within the time period required by Rule 14e-2 of the Exchange Act, against the Stockholders tendering their Shares into such tender offer or exchange offer;

        (f) an Acquisition Proposal has been publicly announced by TravelNow and TravelNow fails to publicly reaffirm its approval or recommendation of the Offer, the Merger and the Merger Agreement on or before the tenth business day following the date on which such Acquisition Proposal has been announced; provided that HRN may condition the effectiveness of such termination pursuant to the Merger Agreement upon the receipt by HRN or HRN's designee of the any amounts payable to HRN upon the termination of the Merger Agreement; or

        (g) the Offer terminates, is withdrawn, abandoned or expires by reason of the failure to satisfy any condition set forth in the Merger Agreement; provided, however, that HRN may not so terminate if the termination, withdrawal, abandonment or expiration of the Offer arises from a breach of this Agreement by HRN or the Purchaser.

    TRAVELNOW. The Merger Agreement provides that TravelNow may terminate the Merger Agreement and abandon the Merger prior to the acceptance of Shares for payment pursuant to the Offer (so long as TravelNow is not in material breach of its obligations under the Merger Agreement) if:

    (a) there has been a breach of any representation or warranty (when made or at the time of termination as if made on such date of termination, except to the extent it relates to a particular date) on the part of HRN or the Purchaser (provided that any representation or warranty of HRN or the Purchaser contained in the Merger Agreement that is subject to a "materiality," "Material Adverse Effect" or similar qualification will not be so qualified for purposes of determining the existence of any breach thereof on the party of HRN or the Purchaser), and which breach has not been cured within ten business days following receipt by HRN or the Purchaser of notice of such breach and is existing at the time of the termination of the Merger Agreement, except for such breaches that, individually or in the aggregate with any other breaches on the part of HRN or the Purchaser, would not materially and adversely affect the ability of the parties to the Merger Agreement to consummate the transactions contemplated thereby;

    (b) there has been a material breach of any covenant or agreement on the part of HRN or the Purchaser set forth in the Merger Agreement (provided that any covenant or agreement of HRN or the Purchaser contained in the Merger Agreement the performance of which is subject to a "materiality," "Material Adverse Effect" or similar qualification will not be so qualified for purposes of determining the existence of any nonperformance thereof on the part of HRN or the Purchaser), and which breach has not been cured within ten business days following receipt by HRN or the Purchaser of notice of such breach and is existing at the time of the termination of the Merger Agreement; or

    (c) following the receipt of an unsolicited written bona fide Acquisition Proposal from any person or entity and contemporaneously with entering into a definitive agreement relating to such Acquisition Proposal, provided that TravelNow may not effect such this termination unless and until:

        (1) TravelNow's Board has in good faith determined that (y) such person or entity has, or is reasonably likely to have, the necessary funds or will have obtained, or is reasonably likely to obtain, customary commitments to provide the funds to consummate such Acquisition Proposal and (z) such Acquisition Proposal is more favorable to TravelNow and its Stockholders than the transactions contemplated by the Merger Agreement;

        (2) HRN receives at least five days prior written notice (which notice must include the identity of the person or entity making the relevant Acquisition Proposal, the material terms and conditions of such Acquisition Proposal and the material terms and conditions of any agreements or arrangements to be entered into in connection with such Acquisition Proposal with any party to any of the Stockholder Agreements with respect to their then existing agreements and arrangements with TravelNow, to the extent known to TravelNow) from TravelNow of its intention to effect such termination pursuant to the provision described this paragraph (c); and

        (3) if, during such five-day period, HRN has revised the terms and conditions of the Offer or the Merger, TravelNow's Board, after receiving advice from TravelNow's financial and legal advisors, has determined in good faith that the terms and conditions of the Acquisition Proposal giving rise to such termination right are superior to those of the Offer and the Merger as so revised; and provided further, that TravelNow may not effect termination under such provision unless TravelNow has contemporaneously with such termination tendered payment to HRN or HRN's designee of the any amounts payable to HRN upon the termination of the Merger Agreement.

    TravelNow may also terminate the Merger Agreement if the Offer has expired (without having been extended in accordance herewith) or has been withdrawn, abandoned or terminated by HRN without any Shares being purchased by the Purchaser or if the Funding Date does not occur when required under the Exchange Act (but which in no event may be more than four business days following the acceptance by the Purchaser of Shares tendered pursuant to the Offer).

    AMENDMENT. The Merger Agreement may be amended, modified or supplemented, before or after the approval by the Stockholders, only by written agreement of HRN, the Purchaser and TravelNow at any time prior to the Effective Time with respect to any of the terms contained therein; provided however, that after the approval of the Merger Agreement by TravelNow's Stockholders, no term or condition of the Merger Agreement may be amended or modified in any manner that by law requires further approval by the Stockholders of TravelNow without so obtaining such approval.

    TIMING. The Merger Agreement provides that the closing of the Merger must occur as promptly as practical (but in no event later than the second business day) after satisfaction and/or waiver of the conditions set forth in the Merger Agreement unless another date, time or place is agreed to in writing by HRN, the Purchaser and TravelNow. The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, as provided in the DGCL, which certificate will be filed as soon as practicable on or after the date of the closing of the Merger.

    The exact timing and details of the Merger will depend upon legal requirements and a variety of other factors, including the number of Shares acquired by the Purchaser pursuant to the Offer. Although HRN has agreed to cause the Merger to be consummated on the terms set forth above, there can be no assurance as to the timing of the Merger.

OTHER AGREEMENTS

    THE STOCKHOLDER AGREEMENTS. Simultaneously with the execution of the Merger Agreement, HRN and the Purchaser entered into Stockholder Agreements (the "Stockholder Agreements") with each of Jeffrey A. Wasson, the Chief Executive Officer of TravelNow, and certain other officers, directors and significant stockholders of TravelNow (collectively, the "Selling Stockholders"). The Selling Stockholders beneficially own approximately 40.6% of the outstanding Shares. The following is a summary of the material terms of the Stockholder Agreements. This summary is not a complete description of the terms and conditions of the Stockholder Agreements and is qualified in its entirety by reference to the full text of the Stockholder Agreements, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule TO of which this Offer to Purchase is a part The Stockholder Agreements may be examined, and copies may be obtained, as set forth in Section 8 "Certain Information Concerning TravelNow" above.

        AGREEMENT TO TENDER AND OPTION EXERCISE. Each Selling Stockholder has agreed that he will (i) tender all of his Shares into the Offer promptly, and in any event no later than the third business day following the commencement of the Offer, and (ii) not withdraw any Shares so tendered prior to the termination of the Merger Agreement.

        In the event that (i) the Minimum Condition is not satisfied, (ii) the Purchaser notifies a Selling Stockholder that the Purchaser is prepared to close the tender but for the fact that the Minimum Condition is not satisfied, and (iii) the tender by that Selling Stockholder of Shares issuable to that Selling Stockholder upon the exercise by that Selling Stockholder of the Options beneficially owned by that Selling Stockholder (the "Underlying Shares"), together with the tender by any other Selling Stockholders of their Underlying Shares, would cause the Minimum Condition to be satisfied, then the Selling Stockholder has agreed that, at any time prior to any termination of the Merger Agreement, immediately upon the request of the Purchaser, he will exercise all of the Options beneficially owned by him, the exercise price of which is then equal to or less than the Offer Consideration, and immediately tender the Underlying Shares received upon such exercise into the Offer (and not withdraw such Underlying Shares so tendered). The Purchaser has agreed to advance to the Selling Stockholder the funds necessary to exercise such Options and the Selling Stockholder will repay the Purchaser the amount of such advance without interest immediately upon receipt of the Offer Consideration by him for his Underlying Shares.

        In the event that (i) the Offer has been consummated, (ii) the Selling Stockholder has not exercised his Options pursuant to the provisions described in the preceding paragraph, (iii) the Purchaser has acquired pursuant to the Offer a number of Shares which constitutes, on a fully diluted basis (as defined in the Merger Agreement), less than 90% of the outstanding Shares, (iv) the Shares acquired by the Purchaser pursuant to the Offer or otherwise, together with the Underlying Shares, aggregate at least 90% of the outstanding Shares, then the Selling Stockholder has agreed that, immediately upon the request of the Purchaser, he will (x) exercise all of the Options beneficially owned by him, the exercise price of which is then equal to or less than the Offer Consideration, and (y) immediately sell to the Purchaser each Underlying Share received upon such exercise, free and clear of all liens, in consideration of an amount equal to the Offer Consideration as in effect on the date of the Stockholder Agreement. Except as described in this paragraph and the immediately preceding paragraph, each Selling Stockholder has agreed that he will not exercise any Option that he beneficially owns. The obligations of the Selling Stockholders under the Stockholders Agreements, other than the obligations described under the subheading "Capture" below, terminate upon the termination of the Merger Agreement.

        CAPTURE. In the event that the Merger Agreement has been terminated under circumstances where HRN is entitled to receive a fee, HRN will be entitled to receive 90% of all Profit received by each Selling Stockholder from the consummation of any Acquisition Proposal that is entered into (including by way of announcement of an intent to commence a tender or exchange offer) or consummated upon such termination or within 548 days thereafter (an "Alternate Transaction"). "Profit" means an amount equal to the excess, if any, of the Alternative Transaction Consideration over the Current Transaction Consideration (each as defined below).

        If, following the date of the Stockholder Agreements, the amount of the consideration to be received for Shares in connection with the Merger should be increased (a "Second Transaction"), then, at the request of HRN, the Selling Stockholders must either (i) execute and deliver to HRN such documents or instruments as may be necessary to waive the right to receive 90% of such increase to the extent that such increase results in any Profit or (ii) tender and pay and assign, or cause to be paid and assigned, to HRN, or its designee, 90% of the Profit realized by the Selling Stockholders from the Second Transaction in the same form of consideration delivered by HRN to the Selling Stockholders in connection with the Second Transaction. "Profit" means an amount equal to the excess, if any, of the Second Transaction Consideration over $4.16.

        "Acquisition Proposal," as used in the Stockholder Agreements, means any agreement, offer or proposal (other than the transactions among TravelNow, HRN and the Purchaser contemplated in the Merger Agreement) involving TravelNow or any of its subsidiaries for (i) any merger, consolidation, share exchange, recapitalization, reorganization, business combination, or other similar transaction, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of TravelNow and its subsidiaries, taken as a whole, in a single transaction or series of transactions, or (iii) any tender offer or exchange offer for all or any portion of the outstanding shares of capital stock of TravelNow or any of its Subsidiaries or the filing of a registration statement under the Securities Act in connection therewith, but shall not include the Second Transaction.

        "Alternative Transaction Consideration" means all cash, securities, settlement or termination amounts, notes or other debt instruments, and other consideration received or to be received, directly or indirectly, by the Selling Stockholder and his affiliates (excluding officers and directors of TravelNow) in connection with or as a result of an Alternative Transaction or any agreements or arrangements (including, without limitation, any employment agreement, consulting agreement, non-competition agreement, confidentiality agreement, settlement agreement or release agreement) entered into, directly or indirectly, by the Selling Stockholder or his affiliates (excluding officers and directors of TravelNow) as a part of or in connection with the Alternative Transaction or associated Acquisition Proposal.

        "Current Transaction Consideration" means the sum of all amounts to be received, directly or indirectly, by the Selling Stockholder and his affiliates pursuant to the Merger Agreement and the Selling Stockholder's Stockholder Agreement.

        "Second Transaction Consideration" shall mean the sum of all amounts to be received, directly or indirectly, by a Selling Stockholder and his affiliates (excluding officers and directors of TravelNow) in connection with or as a result of a Second Transaction or any agreements or arrangements entered into, directly or indirectly, by the Selling Stockholder or his affiliates as a part of or in connection with the Second Transaction.

        VOTING. From and after the date of the Stockholder Agreements and ending as of the first to occur of the Effective Time or the date of termination of the Merger Agreement, at any meeting of the Stockholders, however called, or in any other circumstance upon which the vote, consent or other approval of the Stockholders is sought, each Selling Stockholder has agreed to vote (or cause to be voted) his issued and outstanding Shares (i) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other material obligation or agreement of TravelNow under the Merger Agreement or the Stockholder Agreements; and (ii) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any Acquisition Proposal other than an Acquisition Proposal with HRN or any affiliate thereof, and (B) to the extent that such (1) are intended to, or could reasonably be expected to, impede, interfere with, delay, postpone or materially adversely affect the Offer, the Merger or the transactions contemplated by the Merger Agreement or the Stockholder Agreements or (2) are intended to, or could reasonably be expected to, implement or lead to any Acquisition Proposal (other than an Acquisition Proposal with HRN or any affiliate thereof):
    (x) any change in a majority of the persons who constitute the board of directors of TravelNow; (y) any change in the present capitalization of TravelNow or any amendment of TravelNow's certificate of incorporation or by-laws (other than as expressly contemplated by the Merger Agreement); or
    (z) any other material change in TravelNow's corporate structure or business. Notwithstanding the foregoing, nothing in the Stockholder Agreements in any way restricts or limits a Selling Stockholder from taking any action in his capacity as a director or officer of TravelNow or otherwise fulfilling his fiduciary obligations as a director and officer of TravelNow.

        REPRESENTATIONS, WARRANTIES, COVENANTS AND OTHER AGREEMENTS. In connection with the Stockholder Agreements, each Selling Stockholder has made certain customary representations, warranties and covenants, including with respect to (i) his ownership of the Shares and his rights and powers with respect thereto, (ii) his authority to enter into and perform his obligations under the Stockholder Agreement, (iii) noncontravention and enforceability, (iv) absence of conflicts, (v) the absence of liens and encumbrances on and in respect of his Shares, (vi) restrictions on the transfer of his Shares and the granting of proxies with respect thereto and
    (vii) the solicitation of Acquisition Proposals.

    EMPLOYMENT AGREEMENTS. Contemporaneously with the execution and delivery of the Merger Agreement, TravelNow and HRN entered into a Conditional Amendment to Employment Agreement (the "Employment Agreements") with each of Jeffrey A. Wasson, the Chief Executive Officer of TravelNow, Whit Ehrler, the Chief Financial Officer of TravelNow, J. Christopher Kuhn, the Chief Information Officer of TravelNow and Michael Bauer, the Vice President of Sales & Marketing of TravelNow. Pursuant to the Employment Agreements, as of the date that the Purchaser accepts for payment any Shares tendered pursuant to the Offer, TravelNow will continue to employ Messrs. Wasson, Ehrler, Kuhn and Bauer in their current positions, in accordance with the terms and provisions of the Employment Agreements. The following is a summary of the material terms of the Employment Agreements. This summary is not a complete description of the terms and conditions of the Employment Agreements and is qualified in its entirety by reference to the full text of the Employment Agreements, which is incorporated by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule TO of which this Offer to Purchase is a part. The Employment Agreements may be examined, and copies thereof may be obtained, as set forth in
Section 8 "Certain Information Concerning TravelNow" above.

        TERMS OF EMPLOYMENT. Effective as of the date the Purchaser accepts for payment any Shares tendered pursuant to the Offer, (i) Mr. Wasson will serve as the Chief Executive Officer of TravelNow and will receive a monthly salary of $12,500, (ii) Mr. Ehrler will serve as the Chief Financial Officer of TravelNow and will receive a monthly salary of $10,834, (iii) Mr. Kuhn will serve as Chief Information Officer of TravelNow and will receive a monthly salary of $10,834 and (iv) Mr. Bauer will serve as the Vice President Sales and Marketing of TravelNow and will receive a monthly salary of $8,667.

        CONFIDENTIAL INFORMATION. Each of Messrs. Wasson, Ehrler, Kuhn and Bauer has agreed (i) that the Company will provide him with confidential and proprietary information (collectively, the "Confidential Information") and
    (ii) from and after the date that the Purchaser accepts for payment any Shares tendered pursuant to the Offer, to hold the Confidential Information in strictest confidence and not to use, except for the benefit of TravelNow, or to disclose to any person, firm or corporation without the written consent of TravelNow's Board, any Confidential Information.

        NONCOMPETITON. Each of Messrs. Wasson, Ehrler, Kuhn and Bauer has agreed that for the term beginning as of the date that the Purchaser accepts for payment any Shares tendered pursuant to the Offer and continuing until one year after the date of termination of his employment he will not (other than for the benefit of TravelNow), directly or by assisting others, engage in any equity or profit interest, or render services of any kind or nature to any business that competes with TravelNow as provided in the Employment Agreements.

        TERMINATION OF EXISTING EMPLOYMENT AGREEMENTS. Effective as of the date that the Purchaser accepts for payment any Shares tendered pursuant to the Offer, the Employment Agreements (the "Existing Agreements") by and between TravelNow and each of Messrs. Wasson, Ehrler, Kuhn and Bauer shall be terminated in full. From and after the date of termination of the Existing Agreements, none of Messrs. Wasson, Ehrler, Kuhn or Bauer shall be entitled to receive (i) any further wages or other compensation provided for or anticipated by the Existing Agreements, (ii) except for the Special Payment (as defined herein), any other payment following a change in control contemplated by the Existing Agreements, or (iii) any other benefits or compensation arising under or pursuant to the Existing Agreements. The Existing Agreements provide that each of Messrs. Wasson, Ehrler, Kuhn and Bauer become entitled to certain specified payments, payable over time as provided therein, on the consummation of the Offer and the closing of the Merger (the "Special Payments"). Mr. Wasson waived his right to receive a Special Payment in his Employment Agreement and agreed that his salary will be paid into an escrow account for a period of 180 days following the consummation of the Merger to be released to him after such time period has lapsed. Assuming that the Merger is consummated on February 15, 2001, Messrs. Ehrler, Kuhn and Bauer are entitled to receive Special Payments in the amount of $457,500, $444,167 and $433,333, respectively. TravelNow has agreed to deposit the aggregate Special Payments into an escrow account on the date of the consummation of the Offer. HRN has agreed to advance to TravelNow, in the form of a loan, an amount of funds sufficient to fund the aggregate Special Payments upon the request of TravelNow following consummation of the Offer. The Special Payments will be paid to Messrs. Ehrler, Kuhn and Bauer on the 180th day following the closing of the Merger.

    CONFIDENTIALITY AGREEMENT. On December 20, 2000, HRN and TravelNow entered into a Confidentiality Agreement (the "Confidentiality Agreement") pursuant to which TravelNow agreed to supply certain information to HRN and HRN agreed to treat such information as confidential and to use such information solely in connection with the evaluation of a possible transaction with TravelNow. The Merger Agreement provides that the Confidentiality Agreement shall terminate in full upon the consummation of the Offer.

    AFFILIATE AGREEMENT. In 1998, TravelNow and HRN entered into an affiliate agreement in which TravelNow agreed to market for sale HRN's hotel and other time-based lodging products through TravelNow's proprietary websites and other third-party websites affiliated with TravelNow in exchange for a commission based on the gross revenues generated by HRN from hotel reservations made by visitors to TravelNow's website and such third-party websites. This agreement was amended and restated on May 31, 2000. The May 31 amendment made a number of changes to the prior arrangement, including the rate at which commissions were paid by Parent to the Company. On August 30, 2000 Parent and the Company entered into another amendment to the agreement. This amendment was principally to define and clarify certain marketing obligations of the parties and covered the time period from August 30, 2000 to December 31, 2000. The agreement has a term of five years and automatically renews for successive one-year periods unless canceled by either party with 30 days notice. In 1999 and 2000, Parent paid the Company $58,104 and $505,920, respectively, in commissions under the agreement.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR TRAVELNOW AFTER THE OFFER AND THE MERGER; STOCKHOLDER APPROVAL AND APPRAISAL RIGHTS.

    PURPOSE OF THE OFFER AND THE MERGER. The purpose of the Offer and the Merger is for HRN to acquire control of, and the entire equity interest in, TravelNow. The Offer is intended to increase the likelihood that the Merger will be completed promptly. The acquisition of the entire equity interest in TravelNow has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of TravelNow from the Stockholders to HRN and to provide the Stockholders with cash in a per share amount equal to the Merger Consideration for each of their Shares.

    PLANS FOR TRAVELNOW. Following the Merger, TravelNow will be operated as a wholly-owned subsidiary of HRN. Except as otherwise provided in this Offer to Purchase, the Purchaser and HRN have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets involving TravelNow, or any other material changes in TravelNow's capitalization, dividend policy, corporate structure, business or the composition of TravelNow's Board or TravelNow's management.

    STOCKHOLDER APPROVAL. Under the DGCL, the approval of TravelNow's Board and, except as described below, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. TravelNow's Board has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below, the only remaining required corporate action of TravelNow is the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. Accordingly, if the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other Stockholder.

    In the Merger Agreement, TravelNow has agreed to take all action necessary to convene a meeting of its Stockholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby.

    Under the DGCL if the Purchaser acquires, pursuant to the Offer or otherwise, such number of Shares that, when added to the Shares owned of record by the Purchaser on such date, constitutes at least 90% of the then outstanding Shares, the Purchaser will be able to approve and adopt the Merger Agreement and effect the Merger pursuant to the short-form merger provisions of the DGCL without a vote of the Stockholders. HRN, the Purchaser and TravelNow have agreed to take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after such acquisition. If the Purchaser does not acquire such number of Shares that, when added to the Shares owned of record by the Purchaser on the Expiration Date, constitutes at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Stockholders is required under the DGCL, a significantly longer period of time will be required to effect the Merger. If the Minimum Condition is satisfied and the Purchaser acquires less than 90% of the outstanding Shares pursuant to the Offer, the Purchaser intends to exercise the option granted by TravelNow pursuant to the Merger Agreement to acquire an aggregate number of Shares in excess of 90% of the outstanding Shares. In addition, pursuant to the Stockholder Agreements, the Selling Stockholders have agreed, subject to certain conditions to exercise their Options and tender the Underlying Shares to the Purchaser. See Item 11 "Background of the Offer and the Merger; Contracts with TravelNow; the Merger Agreement and Stockholder Agreements."

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, Stockholders will have the rights under Section 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash for the fair value of, their Shares. Such rights to dissent, if all statutory procedures are complied with, could lead to a judicial determination of the fair value (as of the effective time of the Merger and excluding any value arising from the accomplishment or expectation of the Merger) required to be paid in cash to dissenting Stockholders for their Shares. Any judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Merger Consideration and the market value of the Shares, including asset values and the investment value of the Shares. The value as so determined could be more or less than the Merger Consideration. Failure to precisely follow the steps required by Section 262 of the DGCL for the perfection of appraisal rights may result in the loss of those rights.

    If a Stockholder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his or her right to appraisal as provided in the DGCL, the Shares of that Stockholder will be converted into the right to receive the Merger Consideration in accordance with the Merger Agreement. A Stockholder may withdraw his demand for appraisal by delivering to TravelNow a written withdrawal of such demand for appraisal and acceptance of the Merger.

    GOING PRIVATE TRANSACTIONS. Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions. HRN and the Purchaser do not believe that Rule 13e-3 will be applicable to the Merger. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning TravelNow and certain information relating to the fairness of the Merger and the consideration offered to Stockholders therein be filed with the SEC and disclosed to Stockholders prior to consummation of the Merger.

13.  DIVIDENDS AND DISTRIBUTIONS.

    The Merger Agreement provides that TravelNow will not, between the date of the Merger Agreement and the earlier of (i) the date on which the designees of the Purchaser have been appointed to TravelNow's Board in accordance with the Merger Agreement and (ii) the Termination Date, without the prior written consent of HRN, (x) declare or pay any dividends on or make any other distributions in respect of any capital stock or (y) split, combine or reclassify any capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or (iii) repurchase or otherwise acquire any shares of its capital stock, except as required by the terms of its securities or any of its employee benefits plan in effect on the date of the Merger Agreement.

14.  CONDITIONS TO THE OFFER.

    Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, the payment for any Shares tendered, and, to the extent permitted by the Merger Agreement, may amend or terminate the Offer, if:

    (a) the Minimum Condition has not been satisfied;

    (b) any applicable waiting periods under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), has not expired or been terminated prior to the expiration of the Offer; or

    (c) at any time on or after the date of the Merger Agreement and before acceptance for payment of, or payment for, such Shares pursuant to the Offer any of the following events have occurred and are continuing:

        (1) there is pending as of the expiration of the Offer or at any time thereafter any injunction, proceeding, action, suit or litigation by any governmental entity that seeks to (i) challenge the acquisition by HRN, the Purchaser or any of their respective affiliates of Shares pursuant to the Offer, (ii) restrain, prohibit or delay the making or consummation of the Offer or the Merger, (iii) make the purchase of or payment for some or all of the Shares pursuant to the Offer or the Merger illegal, (iv) impose material limitations on the ability of HRN, the Purchaser, TravelNow or any of their respective affiliates to acquire or hold, or to require HRN, the Purchaser, TravelNow or any of their respective affiliates to dispose of or hold separate, any material portion of their assets or business, (v) impose material limitations on the ability of HRN, the Purchaser, TravelNow or any of their respective affiliates to continue to conduct, own or operate, as heretofore conducted, owned or operated, all or any material portion of their businesses or assets, (vi) impose or result in material limitations on the ability of HRN, the Purchaser, TravelNow or any of their respective affiliates to exercise full rights of ownership of the Shares purchased by them, including, without limitation, the right to vote the Shares purchased by them on any or all matters properly presented to the stockholders of the TravelNow, or (vii) prohibit or restrict in a material manner the financing of any of the transactions contemplated by the Transaction Documents;

        (2) there has been promulgated, enacted, entered, enforced or deemed applicable, any law (other than the application of any applicable waiting period provision of the HSR Act), or there has been issued any injunction that results in any of the consequences referred to in subsection
    (a) above;

        (3) there has occurred any event or events (whether or not covered by insurance) that, individually or in the aggregate, have had, or would be reasonably expected to have, a Material Adverse Effect;

        (4) there has occurred and is continuing (i) any general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States for a period in excess of 48 hours, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity involving the United States having a significant adverse effect on the functioning of the financial markets in the United States, (iv) any material limitations (whether or not mandatory) imposed by any governmental entity on the nature or extension of credit or further extension of credit by banks or other lending institutions, or
    (v) in the case of clauses (iii) and (iv) of this paragraph (d), if existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

        (5) any of the representations and warranties of TravelNow contained in the Agreement are not true and correct in all respects (provided that any representation or warranty of TravelNow contained in the Merger Agreement that is subject to a "materiality," "Material Adverse Effect" or similar qualification will not be so qualified for purposes of determining the existence of any breach thereof on the part of TravelNow) as of the date of the Merger Agreement and (except to the extent that such representations and warranties speak as of an earlier date) as of the date of the acceptance of Shares for payment pursuant to the Offer as though made on and as of such date, except for such breaches that, individually or in the aggregate with any other breaches on the part of TravelNow, could not have a Material Adverse Effect;

        (6) TravelNow has not performed in all material respects (provided that any obligation the performance of which is subject to materiality, "Material Adverse Effect" or similar qualification will not be so qualified for purposes of determining the existence of any nonperformance thereof) all obligations required to be performed by it under the Merger Agreement at or prior to the acceptance of Shares for payment pursuant to the Offer;

        (7) the Merger Agreement has been terminated in accordance with its terms;

        (8) (i) TravelNow's Board has failed to make or shall have withdrawn or modified or changed (including by amendment of the Schedule 14D-9) in a manner adverse to the Purchaser its recommendation of the Offer, the Merger Agreement or the Merger, or has approved or recommended any Acquisition Proposal or any other acquisition of the shares of TravelNow's Common Stock other than the Offer and the Merger, or (ii) any person or other entity or group has entered into a definitive agreement or an agreement in principle with TravelNow with respect to any Acquisition Proposal;

        (9) TravelNow has failed to comply with its obligations to allow the Purchaser's designees to be elected to TravelNow's Board and all ancillary obligations;

        (10) each of the representations and warranties contained in the Stockholder Agreements of the Selling Stockholders are not true and correct in all material respects as of the date of the acceptance of Shares for payment pursuant to the Offer as though made on and as of such date; or

        (11) any of the Selling Stockholders has not performed in all material respects, or has otherwise materially breached or given notice of any intention to materially breach, any obligations required to be performed by such stockholders under the Stockholder Agreements at or prior to the acceptance of Shares for payment pursuant to the Offer.

    The foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Merger Agreement. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

15.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

    GENERAL. Neither HRN nor the Purchaser is aware of any governmental license or regulatory permit that appears to be material to TravelNow's business that might be adversely affected by the Purchaser's acquisition of Shares pursuant to the Offer or of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, HRN and the Purchaser currently contemplates that such approval or other action will be sought, except as described below under "State Takeover Laws." There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that, if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to TravelNow's business or certain parts of TravelNow's business might not have to be disposed of, any of which could cause HRN to elect to terminate the Offer without purchasing any Shares in the Offer. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 14 "Conditions of the Offer."

    STATE TAKEOVER LAWS. Section 203 of the DGCL prohibits a Delaware corporation such as TravelNow from engaging in a "business combination" (defined as a variety of transactions, including mergers) with an "interested stockholder" (defined generally as a person that is the beneficial owner of 15% or more of the subject corporation's outstanding voting stock) for a period of three years following the time that such person became an interested stockholder unless, among other things, prior to the time such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. The provisions of Section 203 of the DGCL are not applicable to the Offer and the Merger because the Merger Agreement and the transactions contemplated thereby were approved by TravelNow's Board prior to the execution of the Merger Agreement.

    HRN and the Purchaser do not believe that the antitakeover laws and regulations of any state other than the State of Delaware will, by their terms, apply to the Offer, and, except as set forth above with respect to Section 203 of the DGCL, neither HRN nor the Purchaser has attempted to comply with any state takeover statutes in connection with this Offer or the Merger. HRN and the Purchaser reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action that they take in connection with the Offer is intended as a waiver of that right. If it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, HRN and the Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, HRN and the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14 "Conditions of the Offer."

    ANTITRUST. Under the HSR Act, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer and the subsequent Merger are not subject to such requirements.

16.  FEES AND EXPENSES.

    HRN has engaged CIBC World Markets Corp. to act as the Dealer Manager in connection with the Offer, for which services CIBC World Markets will receive customary compensation. HRN has also agreed to reimburse the Dealer Manager for its out-of-pocket expenses, including the reasonable fees and expenses of counsel, and to indemnify the Dealer Manager and certain related parties against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement. In the ordinary course of business, the Dealer Manager and its affiliates may actively trade or hold the securities of the Company and HRN and its affiliates for the Dealer Manager's and its affiliates' own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

    HRN has retained MacKenzie Partners, Inc. to act as the Information Agent and Mellon Investor Services LLC to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

    Neither HRN nor the Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

17.  MISCELLANEOUS.

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    Neither the Purchaser nor HRN is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR HRN THAT IS NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    The Purchaser and HRN have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, TravelNow has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of TravelNow's Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, including exhibits, may be examined at, and copies may be obtained from, the principal office of the SEC in Washington, D.C., in the manner set forth in Section 8 "Certain Information Concerning TravelNow."

                                          HOTEL RESERVATIONS NETWORK, INC.
                                          WONSUB, INC.

January 12, 2001

                                   SCHEDULE I
        DIRECTORS AND EXECUTIVE OFFICERS OF USAI, HRN AND THE PURCHASER

    USAI: The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of USAi are set forth below. References herein to "USAi" means USA Networks, Inc. Unless otherwise indicated below, the business address of each director and officer is c/o USA Networks, Inc., 152 West 57th Street, New York, New York 10019. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with USAi. None of the directors and officers of USAi listed below has, during the past five years, (i) been convicted in a criminal proceeding or
(ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All directors and officers listed below are citizens of the United States.

                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL POSITIONS
NAME                                                    HELD DURING THE PAST FIVE YEARS
----                                   -----------------------------------------------------------------
Paul G. Allen........................  Mr. Allen is a director of USAi. Mr. Allen has been a private investor for more than five years with interests in a wide variety of companies, many of which focus on multimedia digital communications.
Edgar Bronfman, Jr...................  Mr. Bronfman is a director of USAi. Since December 2000, he has served as the Executive Vice Chairman of Vivendi Universal, a
                                       media and communications corporation. Previously, from June 1994, he was President and Chief Executive Officer of Seagram Company
                                       Ltd.
Anna M. Busquet......................  Ms. Busquet is a director of USAi. Since October 1995, she has served as President of American Express Relationship Services.
Barry Diller.........................  Mr. Diller has been a director and the Chairman and Chief
                                       Executive Officer of USAi (or its predecessors) since August
                                       1995.
Julius Genachowski...................  Mr. Genachowski has served as Senior Vice President, General
                                       Counsel and Secretary of USAi since July 2000. Previously, from
                                       December 1997, Mr. Genachowski served as General Counsel and
                                       Senior Vice President, Business Development of USA Broadcasting,
                                       a division of USAi, and from January 2000 to July 2000, he held the additional position of Vice President, Corporate Development of Ticketmaster-Online Citysearch, Inc. Prior to December 1997,
                                       Mr. Genachowski was Chief Counsel to the Chairman of the Federal
                                       Communications Commission.
Victor A. Kaufman....................  Mr. Kaufman is a director of USAi. Since October 1999,
                                       Mr. Kaufman has served as Vice Chairman of USAi. From January
                                       1997 until October 1999, Mr. Kaufman served in the Office of the
                                       Chairman for USAi, and, from November 1997 until October 1999, he served as Chief Financial Officer for USAi. Prior to that time, since 1992, he served as Chairman and Chief Executive Officer of
                                       Savoy.
Donald R. Keough.....................  Mr. Keough is a director of USAi. Since 1993, he has served as
                                       Chairman of the Board of Allen & Company Incorporated, an
                                       investment banking firm.

                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL POSITIONS
NAME                                                    HELD DURING THE PAST FIVE YEARS
----                                   -----------------------------------------------------------------
Dara Khosrowshahi....................  Mr. Khosrowshahi has served as Executive Vice President,
                                       Operation and Strategic Planning and a director of USAi since
                                       June 2000. Mr. Khosrowshahi was the Vice President of Strategic
                                       Planning for USAi from March 1998 to August 1999. Prior to joining USAi, from 1991 to 1998, he employed by Allen & Company
                                       Incorporated where he was a Vice President from 1995 to 1996 and
                                       Director from 1996 to 1998.
Samuel Minzberg......................  Mr. Minzberg is a director of USAi. Since 1998, he has served as
                                       President and Chief Executive Officer of Claridge Inc.
                                       Previously, he was Chairman of and a partner in the Montreal office of Goodman, Phillips and Vineberg, attorneys at law, of which he is currently of counsel.
Brian C. Mulligan....................  Mr. Mulligan is a director of USAi. He has been Executive Vice
                                       President and Chief Financial Officer of Seagram since January
                                       2000. Prior to that time, Mr. Mulligan served as co-Chairman of
                                       Universal Pictures from June 1999 to December 1999, as Executive
                                       Vice President, Finance and Operations, of Universal Studios,
                                       Inc. from November 1998 through May 1999, as Senior Vice
                                       President, Corporate Development and Strategic Planning, of
                                       Universal Studios from December 1997 to November 1998, and as
                                       Vice President, Corporate Development, of Universal Studios from
                                       June 1995 through November 1997.
William D. Savoy.....................  Mr. Savoy is a director of USAi. Since 1990, he has served in various executive capacities at Vulcan Ventures Inc. and Vulcan
                                       Northwest Inc.
Gen. H. Norman Schwarzkopf...........  Gen. Schwarzkopf is a director of USAi. Since his retirement from the United States Army in August 1991, Gen. Schwarzkopf has been an author, a lecturer and a participant in several television specials.
Michael Sileck.......................  Mr. Sileck has served as Chief Financial Officer and a Senior
                                       Vice President of USAi since October 1999,. Before joining USAi,
                                       Mr. Sileck was Vice President of Finance at Sinclair Broadcast
                                       Group from June 1996 to August 1999. From July 1990 to June 1996, he served as Director of Finance at River City
                                       Broadcasting, L.P.
Diane Von Furstenberg................  Ms. Furstenberg is a director of USAi. Since 1995, Ms.
                                       Furstenberg has been Chairman of Diane Von Furstenberg Studio
                                       L.P., a fashion design firm.

    HRN: The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of HRN are set forth below. References herein to "HRN" means Hotel Reservations Network, Inc. Unless otherwise indicated below, the business address of each director and officer is 8140 Walnut Hill Lane Suite 800, Dallas, Texas 75231. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with HRN. None of the directors and officers of HRN listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All directors and officers listed below are citizens of the United States.

                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL POSITIONS HELD DURING
NAME                                                                THE PAST FIVE YEARS
----                                   -----------------------------------------------------------------------------
Robert Diener........................  Mr. Diener serves as HRN's President and as one of its directors. He founded
                                       HRN's predecessor business with Mr. Litman in 1991 and previously served as that entity's President and Treasurer.

Sandra D'Arcy........................  Ms. D'Arcy has served as HRN's Executive Vice President since 1998. From 1994 to 1998, she served as a Vice President of HRN's predecessor business.

Beverly Harms........................  Ms. Harms is a director of HRN. Since 1990, she has been Senior Vice
                                       President of Managed Investments for Communications Equity Associates.

Victor Kaufman.......................  Mr. Kaufman is a director of HRN. Since October 1999, Mr. Kaufman has served as Vice Chairman of USAi. From January 1997 until October 1999, Mr. Kaufman served in the Office of the Chairman for USAi and, from November 1997 until
                                       October 1999, he served as Chief Financial Officer for USAi. Prior to that time, since 1992, he served as Chairman and Chief Executive Officer of Savoy.

Dara Khosrowshahi....................  Mr. Khosrowshahi is a director of HRN. Mr. Khosrowshahi has served as
                                       Executive Vice President, Operation and Strategic Planning and a director of
                                       USAi since June 2000. Previously, from August 1999, Mr. Khosrowshahi was
                                       President of USA Networks Interactive, a division of USAi. Mr. Khosrowshahi was the Vice President of Strategic Planning for USAi and USANi LLC from
                                       March 1998 to August 1999. Prior to joining USAi, from 1991 to 1998, he was employed by Allen & Company Incorporated where he was a Vice President from
                                       1995 to 1996 and Director from 1996 to 1998.

David Litman.........................  Mr. Litman serves as HRN's Chief Executive Officer and as one of its directors. He co-founded HRN's predecessor business with Mr. Diener in 1991 and previously served as that entity's Chief Executive Officer.

Jon Miller...........................  Mr. Miller is a director of HRN. Since June 2000, Mr. Miller has served as
                                       President and Chief Executive Officer of USA Information and Services, a
                                       division of USAi. Previously, from October 1999, Mr. Miller served as the
                                       President and Chief Executive Officer of USA Electronic Commerce and
                                       Services, a division of USAi. From July 1997 to October 1999, Mr. Miller was
                                       a President and Chief Executive Officer of USA Broadcasting, a division of
                                       USAi. Prior to July 1997, Mr. Miller was the Managing Director of Nickelodean
                                       International.

Greg Porter..........................  Mr. Porter has served as HRN's General Counsel and Secretary since June 2000.
                                       Previously, from August 1999, Mr. Porter was an attorney with the law firm of
                                       Baker & McKenzie. From 1995 to 1999, Mr. Porter was Vice President--Legal of
                                       Harken Energy Corporation, an oil and gas exploration company.

                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL POSITIONS HELD DURING
NAME                                                                THE PAST FIVE YEARS
----                                   -----------------------------------------------------------------------------
Mel Robinson.........................  Mr. Robinson has served as HRN's Chief Financial and Strategic Officer since
                                       September 2000. Previously, from 1997, Mr. Robinson was Senior Vice
                                       President of Travel Services International, a leisure travel distribution firm. From 1994 to 1997, Mr. Robinson was Chief Financial Officer of Cruises
                                       Only.
Eli Segal............................  Mr. Segal is a director of HRN. He currently serves as President and Chief
                                       Executive Officer of The Welfare to Work Partnership. Mr. Segal has served as
                                       Chairman of the Board of School Sports, Inc., an online network and high school sports magazine, since December 1996. Mr. Segal previously served as
                                       Assistant to the President of the United States from January 1993 to February
                                       1996.
Michael Sileck.......................  Mr. Sileck is a director of HRN. Since October 1999, Mr. Sileck has served as
                                       Chief Financial Officer of USA Networks, Inc. Before joining USAi, Mr. Sileck was Vice President of Finance at Sinclair Broadcast Group from June 1996 to
                                       August 1999. From July 1990 to June 1996, he served as Director of Finance at
                                       River City Broadcasting. L.P.

    PURCHASER: The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of the Purchaser are set forth below. The business address of each director and officer is 8140 Walnut Hill Lane Suite 800, Dallas, Texas 75231. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Purchaser. None of the directors and officers of the Purchaser listed below has, during the past five years, (i) been convicted in a criminal proceeding or
(ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All directors and officers listed below are citizens of the United States.

                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL POSITIONS HELD DURING
NAME                                                                THE PAST FIVE YEARS
----                                   -----------------------------------------------------------------------------
Robert Diener........................  Mr. Diener serves as the Purchaser's President and as one of its directors.
                                       He founded HRN's predecessor business with Mr. Litman in 1991 and previously served as that entity's President and Treasurer.
David Litman.........................  Mr. Litman serves as the Purchaser's Chief Executive Officer and as one of
                                       its directors. He co-founded HRN's predecessor business with Mr. Diener in
                                       1991 and previously served as that entity's Chief Executive Officer.
Greg Porter..........................  Mr. Porter has served as the Purchaser's General Counsel and Secretary since
                                       December 2000 and as HRN's General Counsel and Secretary since June 2000.
                                       Previously, from August 1999, Mr. Porter was an attorney with the law firm of Baker & McKenzie. From 1995 to 1999, Mr. Porter was Vice President--Legal
                                       of Harken Energy Corporation, an oil and gas exploration company.
Mel Robinson.........................  Mr. Robinson has served as the Purchaser's Chief Financial and Strategic
                                       Officer since December 2000 and as HRN's Chief Financial and Strategic
                                       Officer since September 2000. Previously, from 1997, Mr. Robinson was Senior
                                       Vice President of Travel Services International, a leisure travel distribution firm. From 1994 to 1997, Mr. Robinson was Chief Financial
                                       Officer of Cruises Only.

                                  SCHEDULE II
                             TRANSACTIONS IN SHARES

        DATE            NO. OF SHARES PURCHASED   PRICE PER SHARE                      TRANSACTION
---------------------   -----------------------   ---------------   -------------------------------------------------
      12/18/00                 1,000,000               $3.00        Purchased from J. Christopher Noble pursuant to a
                                                                    Stock Purchase Agreement dated December 18, 2000

      12/18/00                    80,000               $3.00        Purchased from Andrew Schepp pursuant to a Stock
                                                                    Purchase Agreement dated December 18, 2000

    The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                          Mellon Investor Services LLC

                 BY MAIL:                         BY HAND:                       BY OVERNIGHT:

        Reorganization Department         Reorganization Department        Reorganization Department

              P.O. Box 3301                     120 Broadway                  85 Challenger Road

    South Hackensack, New Jersey 07606           13th Floor                   Mail Stop - Reorg.

                                          New York, New York 10271     Ridgefield Park, New Jersey 07660

                             CONFIRM BY TELEPHONE:
                                 (201) 296-4860

    If you have questions or need assistance, you can call the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         Call Toll Free (800) 322-2885

                      THE DEALER MANAGER FOR THE OFFER IS:

                                     [LOGO]

                              425 Lexington Avenue
                            New York, New York 10017
                         (212) 856-4181 (Call Collect)